Filed Pursuant to Rule 424(b)(3)
Registration No. 333-133652

GRUBB & ELLIS HEALTHCARE REIT, INC.
(To be named Healthcare Trust of America, Inc.)

SUPPLEMENT NO. 4 DATED APRIL 21, 2009
TO THE PROSPECTUS DATED DECEMBER 3, 2008

This document supplements, and should be read in conjunction with, our prospectus dated December 3, 2008, relating to our offering of 221,052,632 shares of common stock. This Supplement No. 4 supersedes and replaces Supplement No. 1 dated December 3, 2008, Supplement No. 2 dated January 30, 2009 and Supplement No. 3 dated March 19, 2009. The purpose of this Supplement No. 4 is to disclose:

• the status of our initial public offering;

• an update regarding our transition to self-management, including:

• an update to the “Questions and Answers About this Offering” section of the prospectus;

• changes to our personnel;

•	a chart illustrating our organizational structure upon the completion of our transition to self-management;

• information regarding our entry into a services agreement; and

• information regarding a proposed incentive program for our management and directors;

• an update to the “Risk Factor” section of our prospectus;

• updated investment objectives;

• updated investment strategy;

• an amendment to our bylaws;

• an update regarding the committees of our board of directors;

• a description of our current portfolio;

• recent acquisitions;

• selected financial data;

• information regarding our distributions;

• our performance — funds from operations;

• our property performance — net operating income;

• compensation paid to our advisor;

• an update to the “Experts” section of our prospectus;

• an update to the “Incorporation of Certain Information by Reference” section of our prospectus;

• updated “Prior Performance Summary” disclosure in our prospectus; and

• updated prior performance tables.

Status of our Initial Public Offering

As of April 3, 2009, we had received and accepted subscriptions in our offering for 94,261,202 shares of our common stock, or approximately $941,564,000, excluding shares issued under our distribution reinvestment plan. As of April 3, 2009, approximately 105,738,798 shares remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. We will sell shares in our offering until the earlier of September 20, 2009, or the date on which the maximum offering has been sold.

Update Regarding Our Transition to Self-Management

As described in our prospectus, we have undertaken steps to transition from an externally managed REIT to a self-managed REIT. On November 14, 2008, we entered into an amended and restated advisory agreement, or the amended advisory agreement, with Grubb & Ellis Healthcare REIT Holdings, L.P., or our operating partnership, Grubb & Ellis Healthcare REIT Advisor, LLC, or our advisor, and Grubb & Ellis Realty Investors, LLC, or Grubb & Ellis Realty Investors, the managing member of our advisor, as well as related agreements. The amended advisory agreement became effective on October 24, 2008 and expires on September 20, 2009, unless sooner terminated. Our transition to self-management is expected to be completed on or before September 20, 2009. Accordingly, we do not currently intend to renew the amended advisory agreement or engage a successor advisor.

The following discussion provides further information regarding our transition to self-management, including the reasons for our transition, certain changes to our personnel, an organizational chart that shows our structure upon the completion of our transition to self-management, information regarding our entry into a services agreement and information regarding a proposed incentive program for our management and directors.

Update to the “Questions and Answers About this Offering” Section of the Prospectus

The “Questions and Answers About this Offering” section beginning on page 1 of the prospectus is hereby supplemented by the following additional questions and answers:

Q:	What does “self-management” mean?

A:	Self-management is a corporate model based on internal management rather than external management. In general, non-traded REITs are externally managed. With external management, a REIT is dependent upon an external advisor. An externally-managed REIT typically pays significant acquisition fees, asset management fees, property management fees and other fees to its advisor.

In contrast, under our self-management program, we are managed internally by our management team led by Scott D. Peters, our Chief Executive Officer, President and Chairman of the Board of Directors, as well as our experienced board of directors. With a self-managed REIT, fees to third parties are expected to be substantially reduced and performance-driven.

Q:	Why did you decide to become self-managed?

A:	We decided to become self-managed for several reasons:

•  Management Team.  We believe that our management team, led by Mr. Peters, has the experience and expertise to efficiently and effectively operate our company. In addition, we have hired Kellie S. Pruitt, our Chief Accounting Officer, Kelly Hogan, our Controller, and other personnel. We have also engaged Mark Engstrom as an independent consultant to serve as our acquisition and asset manager and we expect to hire Mr. Engstrom as a full-time employee in the future. We intend to continue to hire additional employees and engage independent consultants to expand our self-management infrastructure, assist in our transition to a self-managed company and fulfill other responsibilities, including acquisitions, accounting, asset management, strategic investing and corporate and securities compliance. Mr. Peters is leading our transition to a self-management structure. Our internal management team will manage our day-to-day operations and oversee and supervise our employees and third party service providers, who will be retained on an as-needed basis. All key personnel will report directly to Mr. Peters.

•  Governance.  An integral part of our self-management program is our experienced board of directors. Our board of directors provides effective ongoing governance for our company and spends a substantial amount of time overseeing our transition to self-management. Our governance and management framework is one of our key strengths.

• Significantly Reduced Cost. From inception through December 31, 2008, we incurred to our advisor and its affiliates approximately $28,479,000 in acquisition fees; approximately $7,767,000 in asset management fees; approximately $2,963,000 in property management fees; and approximately $1,513,000 in leasing fees. We expect third party property management expenses and third party acquisition expenses, including legal fees, due diligence fees and closing costs, to remain approximately the same as under external management. We believe however, that the total cost of the self-management program will be substantially less than the cost of external management. While our board of directors, including a majority of our independent directors, previously determined that the fees to our advisor were fair, competitive and commercially reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties, we now believe that by having our own employees and independent consultants manage our operations and retain third party providers, we will significantly reduce our cost structure.

•  No Internalization Fees.  Unlike many other non-listed REITs that internalize or pay to acquire various management functions and personnel, such as advisory and asset management services, from their sponsor or advisor prior to listing on a national securities exchange for substantial fees, we will not be required to pay such fees under our self-management program. We believe that by not paying such fees, as well as operating more cost-effectively under our self-management program, we will save a substantial amount of money. To the extent that our management and board of directors determine that utilizing third party service providers for certain services is more cost-effective than conducting such services internally, we will pay for these services based on negotiated terms and conditions consistent with the current marketplace for such services on an as-needed basis.

•  Funding of Self-Management.  We believe that the cost of the self-management program will be substantially less than the cost of external management. Therefore, although we are incurring additional costs now related to our transition to self-management, we expect the cost of the self-management program to be effectively funded by future cost savings. Pursuant to the amended advisory agreement, we have already reduced acquisition fees and asset management fees payable to our advisor, which we believe will result in substantial cost savings. In addition, we anticipate that we will achieve further cost savings in the future as a result of reduced and/or eliminated acquisition fees, asset management fees, internalization fees and other outside fees.

•  Dedicated Management and Increased Accountability.  Under our self-management program, our officers and employees will only work for our company and will not be associated with any outside advisor or other third party service providers. Our management team, led by Mr. Peters, has direct oversight of employees, independent consultants and third party service providers on an ongoing basis. We believe that these direct reporting relationships, along with our performance-based compensation programs and ongoing oversight by our management team, create an environment for and will achieve increased accountability and efficiency.

•  Conflicts of Interest.  We believe that self-management works to remove inherent conflicts of interest that necessarily exist between an externally advised REIT and its advisor. The elimination or reduction of these inherent conflicts of interest is one of the major reasons that we elected to proceed with the self-management program.

Q:	When did you begin the transition to self-management?

A:	On November 14, 2008, we entered into the amended advisory agreement with our operating partnership, our advisor and Grubb & Ellis Realty Investors, as well as related agreements. The amended advisory agreement became effective as of October 24, 2008 and expires on September 20, 2009, unless sooner terminated pursuant to its terms. We intend to complete our transition to self-management on or before September 20, 2009.

Our main objectives in amending the advisory agreement were to reduce our acquisition and asset management fees and to eliminate the need for internalization by setting the framework for the transition to self-management. We began the transition to self-management immediately after the effective date of the amended advisory agreement. Under the amended advisory agreement, our advisor agreed to use reasonable efforts to cooperate with us as we pursue and implement a self-management program. Upon or prior to completion of our transition to self-management and/or the termination of the amended advisory agreement, we will no longer be advised by our advisor or consider our company to be sponsored by Grubb & Ellis Company, or Grubb & Ellis.

Q:	Were you self-managed upon the commencement of this offering?

A:	No. At the commencement of this offering we had minimal assets and operations and we did not believe that it was efficient at that time to engage our own internal management team. We contracted with our advisor to perform certain advisory services for us as our external advisor. As of March 26, 2009, we had acquired 43 geographically diverse properties and other real estate related assets for a total purchase price of approximately $1,000,520,000. As a result of our growth and success, our board of directors believes that we now have the critical mass required to support a self-management program and have accordingly commenced our transition to self-management. We amended and restated the advisory agreement with our advisor on November 14, 2008 and after the effective date, October 24, 2008, we immediately began the transition to self-management.

Q:	Do you expect to engage any outside service providers?

A:	Yes, we expect to enter into one or more services agreements with third party service providers. Under these agreements, our third party service providers may provide us with various services on an as-needed basis, subject to market rates and performance standards. These services may include, without limitation, consulting, property management, property accounting and acquisition services. Under the self-management program, we intend to customize our agreements with third party service providers to ensure that we retain effective oversight, input and control over all major decisions. All such third party services will be closely monitored on an on-going basis by our management team.

Q:	What is the role of American Realty Capital II, LLC ?

A:	We have established a strategic relationship with American Realty Capital II, LLC, or ARC II. Pursuant to the terms of the services agreement with ARC II, or the services agreement, ARC II will provide consulting services to us in connection with our self-management program. These services are not currently provided by our advisor pursuant to our advisory agreement. In addition, ARC II will make available to us on an ongoing and as needed basis, backup support services, including, without limitation, acquisitions, dispositions, property management, leasing and asset accounting services. Unless we determine otherwise as part of our self-management program, we do not currently plan to consider the use of, or plan to contract for, the backup support services prior to the termination or expiration of the advisory agreement. As part of our self-management plan, we intend to perform most if not all of such services in-house. The services agreement provides us with the ongoing availability of the backup support services. Under the services agreement, we are not obligated to use ARC II for any of the backup support services, nor are we limited in using any other service provider. ARC II may be entitled to receive a 1.5% subordinated incentive payment as consideration for providing consulting services and for making available backup support services to us. ARC II will receive additional compensation for specific support services as ARC II is requested to provide such services. See “Entry Into Services Agreement” below.

Q:	Will you change the name of your company?

A:	Yes. Prior to or upon the completion of our transition to self-management, we will change our name to Healthcare Trust of America, Inc. We believe this new name is consistent with our company being an independent, self-managed entity and will uniquely identify our company in the marketplace.

Q:	Will you have a new principal executive office?

A:	Yes. In connection with our transition to self-management, we have established a new corporate office which houses our Chief Executive Officer, our Chief Accounting Officer, and other management and support personnel. The address of our new office is The Promenade, Suite 440, 16427 North Scottsdale, Scottsdale, AZ 85254 and our telephone number at that address is (480) 998-3478. We anticipate that prior to or upon the completion of our transition to self-management, our new office will serve as our principal executive office.

Q:	What are your investment objectives?

A:	Our investment objectives are:

• to acquire quality properties that generate sustainable growth in cash flow from operations to pay regular cash distributions;

• to preserve, protect and return your capital contribution;

• to realize growth in the value of our investments upon our ultimate sale of such investments; and

• to be prudent, patient and deliberate, taking into account current real estate markets.

Each property we acquire is carefully and diligently reviewed and analyzed to make sure it is consistent with our short and long-term investment objectives. Our goal is to at all times maintain a strong balance sheet and always have sufficient funds to deal with short and long-term operating needs. Macro-economic disruptions have broadly impacted the economy and have caused an imbalance between buyers and sellers of real estate assets, including medical office buildings and other healthcare-related real estate assets. We anticipated that these tough economic conditions would create opportunities for our company to acquire such assets at higher capitalization rates, as the real estate market adjusted downward. In the fourth quarter of 2008 and first quarter of 2009, we opted not to proceed with certain acquisitions which we determined merited re-pricing. We renegotiated other deals to lower pricing points. As of March 31, 2009, we had cash on hand of over $250,000,000, which we intend to use to acquire assets that are priced at levels consistent with today’s economy. We believe that during this turbulent economic cycle, our cash on hand will provide our company with opportunities to acquire medical office buildings and other healthcare-related real estate assets at favorable pricing.

Q:	Who can help answer my questions?

A:	For questions about the offering or to obtain additional copies of this prospectus, contact your registered broker-dealer or investment advisor or contact:

Investor Services Department		Scott D. Peters
Grubb & Ellis Healthcare REIT Advisor, LLC		Grubb & Ellis Healthcare REIT, Inc.
1551 N. Tustin Avenue, Suite 300		The Promenade, Suite 440
Santa Ana, California 92705	or	16427 North Scottsdale Road
Telephone: (877) 888-7348 or (714) 667-8252		Scottsdale, Arizona 85254
Facsimile: (714) 667-6843		Telephone: (480) 998-3478
Facsimile: (480) 991-0755

Personnel Updates

On March 13, 2009, Shannon K S Johnson resigned from her position as our Chief Financial Officer. Ms. Johnson will continue to provide non-exclusive services to us in her role as a Financial Reporting Manager of Grubb & Ellis Realty Investors. Under our amended advisory agreement, our advisor currently serves as our financial advisor. In that capacity, our advisor, through its officers and the officers and employees of its affiliates, maintains our books and records, assists with the implementation of our financial policies and is responsible for preparing our financial reports to be filed with the Securities and Exchange Commission, or the SEC, among its other responsibilities.

On March 17, 2009, our board of directors appointed Kellie S. Pruitt, our Chief Accounting Officer and principal accounting officer, to also serve as our principal financial officer. We have also hired a Controller, Kelly Hogan, and other accounting personnel. In addition, we have engaged Mark Engstrom as an independent consultant to serve as our acquisition and asset manager. We expect to hire Mr. Engstrom as a full-time employee in the future. Our self-management program contemplates and provides for the replacement of our executive officers who are also officers or employees of our advisor and its affiliates.

Below is the biographical information for our new employees and independent consultant:

Kellie S. Pruitt has served as our Chief Accounting Officer and principal accounting officer since January 2009 and our principal financial officer since March 2009. She also served as our Controller for a portion of January 2009. From September 2007 to December 2008, Ms. Pruitt served as the Vice President, Financial Reporting and Compliance, for Fender Musical Instruments Corporation. Prior to joining Fender Musical Instruments Corporation in 2007, Ms. Pruitt served as a Senior Manager at Deloitte & Touche LLP, from 1995 to 2007, serving both public and privately held companies primarily concentrated in the real estate and consumer business industries. She graduated from the University of Texas with a B.A. degree in Accounting and is a member of the AICPA. Ms. Pruitt is a Certified Public Accountant licensed in Arizona and Texas.

Kelly Hogan has served as our Controller since February 2009. From 2002 to 2008, she served as an Audit Manager at Deloitte & Touche LLP, in both their Phoenix and Minneapolis offices, where she performed financial statement audits of both public and privately held companies and spent three of those years as an Audit Manager of a publicly registered REIT. Prior to joining Deloitte & Touche LLP in 2002, Ms. Hogan served as an Accountant at Arthur Andersen from 2000 to 2002. She graduated cum laude from the University of St. Thomas in St. Paul, Minnesota with a B.A. degree in Accounting. Ms. Hogan is a Certified Public Accountant licensed in Arizona and Minnesota.

Mark Engstrom has served as our independent consultant since February 2009. Mr. Engstrom provides acquisition and asset management support. We expect to hire Mr. Engstrom as a full-time employee in the future. Mr. Engstrom has 22 years of experience in organizational leadership, acquisitions, management, asset management, project management, leasing, planning, facilities development, financing, and establishing industry leading real estate and facilities groups. From 2006 through 2009, Mr. Engstrom was the Chief Executive Officer of Insite Medical Properties, a real estate services and investment company. From 2001 through 2005, Mr. Engstrom served as a Manager of Real Estate Services for Hammes Company and created a new business unit within the company which was responsible for providing asset and property management. Mr. Engstrom graduated in 1983 from Michigan State University with a Bachelor of Arts degree in Pre-Law and Public Administration. In 1987 he graduated with a Masters Degree in Hospital and Healthcare Administration from the University of Minnesota.

Organizational Structure

The chart included on page 9 of the prospectus shows our current organizational structure. The following chart shows our structure upon the completion of our transition to self-management:

(1)	Grubb & Ellis Healthcare REIT Advisor, LLC owns less than a 0.01% interest in our company and in our operating partnership.

Entry Into Services Agreement

On April 3, 2009, we entered into the services agreement with ARC II. Pursuant to the terms of the services agreement, ARC II will provide consulting services to us in connection with our self-management program. These services are not currently provided by our advisor, pursuant to our amended advisory agreement. As provided by our amended advisory agreement, as we proceed with our self-management program, the duties and authorities of our advisor are subject to adjustment as determined by us from time to time.

In addition, ARC II will make available to us on an ongoing and as needed basis, backup support services, including, without limitation, acquisition, disposition, property management, leasing and asset accounting services. Unless we determine otherwise as part of our self-management program, we do not currently plan to consider the use of, or plan to contract for, the backup support services prior to the termination or expiration of the amended advisory agreement, which expires on September 20, 2009.

As part of our self-management plan, we intend to perform most if not all of such services in-house. The services agreement provides us with the ongoing availability of the backup support services. Under the services agreement, we are not obligated to use ARC II for any of the backup support services, nor are we limited in using any other service provider. Our strategic plan is to review each specific support service on an ongoing basis, and to determine whether such support service should be performed internally by us or by a third party service provider on negotiated terms and subject to our ongoing supervision. If we determine to utilize a third party service provider to perform a backup support service, we will consider ARC II, as well as other service providers.

Subject to certain stockholder return thresholds being met, ARC II may be entitled to receive a subordinated incentive payment as consideration for providing the consulting services and for making available the backup support services to us. In the event of a liquidation or sale of our assets, ARC II will be entitled to receive up to 1.5% of net sales proceeds from the sale of properties acquired with the proceeds of the follow-on offering contemplated by the registration statement on Form S-11 that we filed with the SEC on April 6, 2009, or the follow-on offering, remaining after we have made distributions to our stockholders of the total amount raised from stockholders in the follow-on offering (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount equal to an annual 8.0% cumulative, non-compounded return on average invested capital received in the follow-on offering, subject and subordinate to our having made distributions to our stockholders of the total amount raised from stockholders (including in this offering and the follow-on offering) (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount equal to an annual 8.0% cumulative, non-compounded return on average invested capital.

In addition, if we list our shares of common stock on a national securities exchange, ARC II will be entitled to receive up to 1.5% of the amount by which (1) the fair market value of the assets acquired with the proceeds from the follow-on offering, less any indebtedness secured by such assets plus distributions paid prior to listing exceeds (2) the sum of the total amount of capital raised from our stockholders in the follow-on offering (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital received in the follow-on offering, subject and subordinate to (1) the fair market value of all of our assets, less any indebtedness secured by such assets plus distributions paid prior to listing exceeding (2) the sum of the total amount of capital raised from our stockholders (including in this offering and the follow-on offering) (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital.

ARC II will not be entitled to receive any subordinated incentive payments with respect to the sale of assets acquired with the proceeds of this offering or related to the appreciation in value of assets acquired with the proceeds of this offering. Any subordinated incentive payments to ARC II will be paid on a pari passu basis with any subordinated distributions made pursuant to the incentive program described below under “Proposed Incentive Program.”

Under the services agreement with ARC II, ARC II will also receive additional compensation for backup support services if ARC II is requested by us to provide such services. ARC II has agreed to provide the following services for the fees set forth below:

•	property management services for a fee of 2.73% of gross income of the property;

•	acquisition services for a fee of 0.45% of the contract purchase price if the acquisition is not sourced by ARC II, or 1.125% of the contract purchase price if the acquisition is sourced by ARC II;

•	property disposition services for a fee of 1.0% of the contract sales price, but not to exceed 50% of a competitive real estate commission; and

•	asset accounting services for a fee of 0.22% of average invested assets.

During the term of the services agreement, ARC II has agreed not to provide consulting services or any backup support services described in the services agreement to any other real estate investment trust, tenancy-in-common program, fund, or other real estate company primarily engaged in acquiring, leasing, operating or managing medical office buildings or healthcare related facilities of the type that we acquire or intend to acquire. In addition, ARC II has agreed to provide us with a right of first opportunity to acquire certain medical office buildings or healthcare-related facilities identified by ARC II or one of its affiliates for potential investment.

The services agreement has a three-year term. We and ARC II each have the ability to terminate the services agreement without “Cause” or “Good Reason” at any time after the one year anniversary of the effective date of the agreement upon providing 90 days written notice, which notice cannot be given until the one year anniversary of the effective date. Further, we have the right to terminate for “Cause” (as defined in the services agreement), and ARC II has the right to terminate for “Good Reason” (as defined in the services agreement), at any time, subject to applicable cure periods. We also have certain other termination rights, including the right to terminate if neither William Kahane nor Nicholas Schorsch is available to provide ongoing non-exclusive services to us in accordance with the services agreement. We and ARC II have also each agreed to indemnify the other for losses incurred in certain circumstances.

Proposed Incentive Program

We anticipate that we will adopt an incentive program for certain members of our management team and directors, or the management incentive program. The purpose of the management incentive program is to establish a performance-based economic incentive program for key persons in our organization. This type of program is consistent with our company’s philosophy to establish performance-based compensation. Pursuant to the management incentive program, it is currently anticipated that certain members of our management team and board of directors will be members of a limited liability company that will hold a subordinated participation interest that will be entitled to subordinated distributions upon certain liquidity events. However, the terms of the management incentive program are subject to change and have not been finally determined or approved by our board of directors.

Pursuant to the management incentive program, certain members of our management team and directors may receive subordinated distributions if certain stockholder return thresholds have been met. In the event of a liquidation or sale of assets, they will be entitled to receive up to 8.0% of net sales proceeds from the sale of properties acquired with the proceeds of the follow-on offering remaining after we have made distributions to our stockholders of the total amount raised from stockholders in the follow-on offering (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount equal to an annual 8.0% cumulative, non-compounded return on average invested capital received in the follow-on offering, subject and subordinate to our having made distributions to our stockholders of the total amount raised from stockholders (including in this offering and the follow-on offering) (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount equal to an annual 8.0% cumulative, non-compounded return on average invested capital.

In addition, if we list our shares of common stock on a national securities exchange, certain members of our management team and directors will be entitled to receive up to 8.0% of the amount by which (1) the fair market value of the assets acquired with the proceeds from the follow-on offering, less any indebtedness secured by such assets plus distributions paid prior to listing exceeds (2) the sum of the total amount of capital raised from our stockholders in the follow-on offering (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital received in the follow-on offering, subject and subordinate to (1) the fair market value of all of our assets, less any indebtedness secured by such assets plus distributions paid prior to listing exceeding (2) the sum of the total amount of capital raised from our stockholders (including in this offering and the follow-on offering) (less amounts paid to repurchase shares pursuant to our share repurchase plan) plus an amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on average invested capital.

Pursuant to the management incentive program, our management team and directors will not be entitled to receive any subordinated distributions with respect to the sale of assets acquired with the proceeds of this offering or related to the appreciation in value of assets acquired with the proceeds of this offering. Any subordinated distributions made pursuant to the management incentive program will be paid on a pari passu basis with any subordinated incentive payments to ARC II described above under “Entry into Services Agreement.”

The terms of the above-described incentive program are subject to change and have not been finally determined or approved by our board of directors.

Update to Risk Factors

The “Risk Factors” section of the prospectus is hereby supplemented by the following additional section entitled “Risks Related to Our Transition to Self-Management” and the following risk factors:

Risks Related to Our Transition to Self-Management

As we transition to self-management, our success is increasingly dependent on the performance of our board of directors and our Chief Executive Officer, President and Chairman of the Board of Directors.

As we transition to self-management, our ability to achieve our investment objectives and to pay distributions is increasingly dependent upon the performance of our board of directors, Scott D. Peters, our Chief Executive Officer, President and Chairman of the Board of Directors, and our employees, in the identification and acquisition of investments, the determination of any financing arrangements, the asset management of our investments and operation of our day-to-day activities. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or other periodic filings with the SEC. We rely primarily on the management ability of our Chief Executive Officer and the governance of our board of directors. We do not have any key man life insurance on Mr. Peters. We have entered into an employment agreement for a term beginning November 1, 2008 to November 1, 2010 with Mr. Peters, but the employment agreement contains various termination rights. If we were to lose the benefit of his experience, efforts and abilities, our operating results could suffer. In addition, if any member of our board of directors were to resign, we would lose the benefit of such director’s governance and experience. As a result of the foregoing, we may be unable to achieve our investment objectives or to pay distributions to our stockholders.

We are transitioning to be a self-managed company and we may not be successful in hiring additional employees and/or third party service providers, which could impact our ability to achieve our investment objectives.

We currently have a full-time Chief Executive Officer and President, Scott D. Peters, a Chief Accounting Officer, Kellie S. Pruitt, a Controller, Kelly Hogan, and other personnel. We have also engaged Mark Engstrom as an independent consultant to serve as our acquisition and asset manager, and we expect to hire Mr. Engstrom as our full-time employee in the future. We intend to engage additional employees and independent consultants. We may also outsource certain services, including property management, to third parties. As we continue to implement our self-management program, we will rely less on our advisor and will increasingly rely on our board of directors, Mr. Peters and our other employees and consultants to manage our investments and operate our day-to-day activities. If we are unsuccessful in hiring additional employees or engaging consultants and other third parties to provide services to us, or if our employees and consultants and the additional employees that we hire or consultants and third parties we engage do not perform at the level we expect, our ability to achieve our investment objectives and pay distributions to you could suffer.

After the termination or expiration of the amended advisory agreement and upon the completion of our transition to a self-management program, we will not be able to rely on our advisor to manage our operations, which could adversely impact our ability to achieve our investment objectives and pay distributions to our stockholders.

As we transition to a self-management program, when our amended advisory agreement expires or is terminated, we do not intend to renew such agreement with our advisor or engage a successor advisor; provided the parties may mutually agree to specified service arrangements. As we continue to implement our self-management program, our advisor will have a more limited role in managing our business and operations. After the termination or expiration of the amended advisory agreement, we will not be able to rely on our advisor to provide services to us, including asset management services, property management services and investor relations services. In addition, the amended advisory agreement provides that after termination or expiration, upon the request of our advisor, we cannot use the name “Grubb & Ellis.” Prior to or upon the completion of our transition to self-management, we intend to change our name to “Healthcare Trust of America, Inc.” We will rely on our board of directors, Mr. Peters and our management team, as well as third party service providers, to identify and acquire future investments for us, determine any financing arrangements, manage our investments and operate our day-to-day activities. If we are not successful in hiring additional employees, engaging independent consultants or finding third parties to manage our operations, our ability to achieve our investment objectives and pay distributions to you could suffer.

In connection with our transition to self-management, we may be required to provide notice or obtain the consent of certain of our lenders, and our failure to obtain any required consents could result in a default under our loan documents.

We may be required to provide notice to, and/or obtain consent from, certain of our lenders in connection with our transition to self-management. To the extent that we are required to obtain the consent of a lender and such lender does not provide consent, then in the event that we are otherwise unable to amend, refinance or pay off the applicable loan, we may be in default under the loan documents. Such default would afford the applicable lender the right to exercise the remedies available to it under the loan documents, including the right to accelerate the repayment of the loan. To the extent that any of our loan repayments are accelerated, we may have difficulty, particularly given the current status of the credit markets, obtaining replacement financing, or alternatively, the replacement financing we may obtain may not be on terms as advantageous as the terms of our current financing arrangements. In addition, any acceleration of any of our debt without replacement financing may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT and could have a significant, negative impact on your investment.

The “Risk Factors” section of the prospectus entitled “Investment Risks” is hereby supplemented by the following additional risk factors:

As of March 31, 2009, we have acquired 44 geographically diverse properties and other real estate related assets and have identified a limited number of additional properties to acquire with the net proceeds we will receive from the future equity raise, and stockholders are therefore unable to evaluate the economic merits of most of our future investments prior to purchasing shares of our common stock.

As of March 31, 2009, we have acquired 44 geographically diverse properties and other real estate related assets with the net proceeds from this offering. As of March 31, 2009, we have identified a limited number of additional potential properties to acquire with the net proceeds we will receive from this offering. Other than these 44 geographically diverse properties and other real estate related assets, our stockholders are unable to evaluate the manner in which the net proceeds are invested and the economic merits of our future investments prior to purchasing shares of our common stock. Additionally, our stockholders do not have the opportunity to evaluate the transaction terms or other financial or operational data concerning other investment properties or other real estate related assets.

Upon investment in shares of our common stock, you will experience an immediate dilution of $1.00 per share.

The offering price for shares of our common stock is $10.00 per share. After the payment of selling commissions, the marketing support fees and due diligence reimbursements, we receive $9.00 per share. As a result of these expenses, you will experience immediate dilution of $1.00 in book value per share or 10.0% of the offering price, not including other organizational and offering expenses. These organizational and offering expenses include advertising and sales expenses, legal and accounting expenses, printing costs, formation costs, SEC, Financial Industry Regulatory Authority, or FINRA, and blue sky filing fees, investor relations and other administrative expenses. To the extent that our stockholders do not participate in any future issuance of our securities, they will experience dilution of their ownership percentage.

Our sponsor has recently sponsored a REIT focused on acquiring medical office buildings and other healthcare related facilities; such REIT’s offering could negatively impact this offering as well as any future offerings we may conduct; we share the same dealer manager and two of the same officers with such REIT, which may create conflicts of interest; in addition, we may compete with such REIT with respect to acquiring additional properties.

Our sponsor, Grubb & Ellis Company, or Grubb & Ellis, is also the sponsor of Grubb & Ellis Healthcare REIT II, Inc., or REIT II. REIT II intends to acquire medical office buildings and other healthcare related facilities, as well as other real estate related investments using the proceeds from its proposed initial public offering.

REIT II’s offering could negatively impact this offering as well as any future equity offerings we may conduct if investors decide to purchase shares of the common stock of REIT II rather than our shares of common stock. In addition, the dealer manager for this offering will also serve as the dealer manager for the REIT II offering, which may adversely affect the services provided by our dealer manager to our company. It may also create conflicts of interest with respect to our dealer manager’s relationships with broker-dealers participating in this offering. After the termination or expiration of our Dealer Manager Agreement, we will not be able to rely on our current dealer manager to provide services to us, including management of any future equity offerings we may conduct. Any future dealer manager we may engage may be unable to secure relationships with key participating broker-dealers, including broker-dealers participating in this offering, thus negatively impacting our ability to raise additional capital. Further, any future dealer manager we engage will compete with the dealer manager for REIT II for participating broker-dealer relationships.

Two of our officers and some of the officers of our advisor are also officers of REIT II or the advisor for REIT II. Danny Prosky, our Executive Vice President — Acquisitions, is serving as the President and Chief Operating Officer of REIT II and as the President and Chief Operating Officer of the advisor to REIT II. Andrea R. Biller, our Executive Vice President and Secretary, is serving as the Executive Vice President and Secretary of REIT II and as the Executive Vice President of the advisor to REIT II. Jeffrey T. Hanson, the President of our advisor, is serving as the Chief Executive Officer and Chairman of the Board of REIT II and as the Chief Executive Officer of the advisor of REIT II. These individuals have legal and fiduciary obligations to REIT II which are similar to and may conflict with those they owe to us and our stockholders. In addition, these individuals may have conflicts of interest in allocating their time and resources between our business and the business of REIT II. Also, our advisor and the advisor of REIT II are affiliated entities and share many key personnel and employees. If such individuals, for any reason, are not able to provide sufficient resources to manage our business, our business will suffer and this may adversely affect our results of operations and the value of our stockholders’ investments.

Finally, over time, REIT II may compete with us with respect to acquiring the real properties and other real estate related assets we intend to acquire. As a result, the price we pay for such properties and assets may increase.

Our property investments are geographically concentrated in certain states and subject to economic fluctuations in those states.

For the year ended December 31, 2008, we had interests in seven consolidated properties located in Texas, which accounted for 17.1% of our total rental income and interests in five consolidated properties located in Indiana, which accounted for 15.5% of our total rental income. As of December 31, 2008, Medical Portfolio 3, located in Indiana, accounted for 11.3% of our aggregate total rental income. This rental income is based on contractual base rent from leases in effect as of December 31, 2008. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.

The “Risk Factors” section of the prospectus entitled “Risks Related to Our Business” is hereby supplemented by the following additional risk factors:

Current dislocations in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Domestic and international financial markets currently are experiencing significant dislocations which have been brought about in large part by failures in the U.S. banking system. These dislocations have severely impacted the availability of credit and have contributed to rising costs associated with obtaining credit. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If this dislocation in the credit markets persists, our ability to borrow monies to finance the purchase of, or other activities related to, properties and other real estate related assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. In addition, we may find it difficult, costly or impossible to refinance indebtedness which is maturing. If interest rates are higher when the properties are refinanced, we may not be able to finance the properties and our income could be reduced. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of companies seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments.

Finally, the pervasive and fundamental disruptions that the global financial markets are currently undergoing have led to extensive and unprecedented governmental intervention. Although the government intervention is intended to stimulate the flow of capital and to undergird the U.S. economy in the short term, it is impossible to predict the actual effect of the government intervention and what effect, if any, additional interim or permanent governmental intervention may have on the financial markets and/or the effect of such intervention on us and our results of operations. In addition, there is a high likelihood that regulation of the financial markets will be significantly increased in the future, which could have a material impact on our operating results and financial condition.

We may not have sufficient cash available from operations to pay distributions, and, therefore, distributions may be paid with offering proceeds or borrowed funds.

The amount of the distributions we make to our stockholders will be determined by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT. On February 14, 2007, our board of directors approved a 7.25% per annum distribution to be paid to our stockholders beginning with our February 2007 monthly distribution, which was paid in March 2007, and we have continued to pay distribution at that rate through 2008. It is our intent to continue to pay distributions. However, we cannot guarantee the amount of distributions paid in the future, if any.

For the year ended December 31, 2008, we paid distributions of $28,042,000 ($14,943,000 in cash and $13,099,000 in shares of our common stock pursuant to the DRP), as compared to cash flow from operations of $20,677,000. The distributions paid in excess of our cash flow from operations were paid using proceeds from this offering. As of December 31, 2008, we had an amount payable of $1,043,000 to our advisor and its affiliates for operating expenses, on-site personnel and engineering payroll, lease commissions, and asset and property management fees, which will be paid from cash flow from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of December 31, 2008, no amounts due to our advisor or its affiliates have been deferred or forgiven. Our advisor and its affiliates have no obligations to defer or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer or forgive amounts due to them, this would negatively affect our cash flow from operations, which could result in us paying distributions, or a portion thereof, with proceeds from this offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the year ended December 31, 2008, our funds from operations, or FFO, was $8,745,000. We paid distributions of $28,042,000, of which $8,745,000 was paid from FFO and the remainder from proceeds from this offering. For more information on our distributions and FFO, see “Information Regarding Our Distributions.”

Until the termination or expiration of the amended advisory agreement, our success is dependent in part on the performance of our advisor, which is a subsidiary of our sponsor.

Until the termination or expiration of our amended advisory agreement, our ability to achieve our investment objectives and to pay distributions is dependent in part on the performance of our advisor, which is a subsidiary of our sponsor, in identifying and advising on the acquisition of investments, the determination of any financing arrangements, the asset management of our investments and operation of our day-to-day activities. Our stockholders have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or other periodic filings made with the SEC. Until we fully transition to self-management, we will rely in part the management ability of our advisor, subject to the oversight of our Chief Executive Officer and our board of directors. If our advisor suffers or is distracted by adverse financial or operational problems in connection with its operations or the operations of our sponsor unrelated to us, our advisor may be unable to allocate time and/or resources to our operations. If our advisor is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or to pay distributions to our stockholders.

In March 2009, our sponsor, Grubb & Ellis, reported that due to the disruptions in the credit markets, the severe and extended general economic recession, and the significant decline in the commercial real estate market in 2008, it anticipates that it will report a significant decline in operating earnings and net income for the fourth calendar quarter of 2008 as compared to the fourth quarter of 2007 and for the year ended December 31, 2008 as compared to the year ended December 31, 2007. In addition, our sponsor anticipates that it will recognize significant impairment charges to goodwill, impairments on the value of real estate assets held as investments, and additional charges related to the Company’s activities as a sponsor of investment programs in the quarter ended December 31, 2008. Grubb & Ellis has also delayed the filing of its Annual Report on Form 10-K for the year ended December 31, 2008 because Grubb & Ellis’ board of directors concluded that certain of its previously issued audited and unaudited financial statements should be restated. To the extent that any of the foregoing impacts the performance of our advisor, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer.

Our success may be hampered by the current slow down in the real estate industry.

Our business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. The current macroeconomic environment and accompanying credit crisis has negatively impacted the value of commercial real estate assets, contributing to a general slow down in our industry, which we anticipate will continue through 2009. A prolonged and pronounced recession could continue or accelerate the reduction in overall transaction volume and size of sales and leasing activities that we have already experienced, and would continue to put downward pressure on our revenues and operating results. To the extent that any decline in our revenues and operating results impacts our performance, our results of operations, financial condition and ability to pay distributions to our stockholders could also suffer.

The “Risk Factors” section of the prospectus entitled “Risks Related to Our Organizational Structure” is hereby supplemented by the following additional risk factors:

Your ability to control our operations is severely limited.

Our board of directors determines our major strategies, including our strategies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other strategies without a vote of the stockholders. Our charter sets forth the stockholder voting rights required to be set forth therein under the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association, or the NASAA Guidelines. Under our charter and Maryland law, you will have a right to vote only on the following matters:

•	the election or removal of directors;

•	any amendment of our charter, except that our board of directors may amend our charter without stockholder approval to change our name or the name of other designation or the par value of any class or series of our stock and the aggregate par value of our stock, increase or decrease the aggregate number of our shares of stock, increase or decrease the number of our shares of any class or series that we have the authority to issue, or effect certain reverse stock splits;

•	our dissolution; and

•	certain mergers, consolidations and sales or other dispositions of all or substantially all of our assets.

All other matters are subject to the discretion of our board of directors.

Your interests may be diluted in various ways, which may reduce your returns.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine, subject to certain restrictions in our charter in the instance of options and warrants. Any such issuance could result in dilution of the equity of our stockholders. Our board of directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities to: (1) persons from whom we purchase properties, as part or all of the purchase price of the property, or (2) our advisor in lieu of cash payments required under the advisory agreement or other contract or obligation. Our board of directors, in its sole discretion, may determine the value of any common stock or other equity securities issued in consideration of properties or services provided, or to be provided, to us, except that while shares of our common stock are offered by us to the public, the public offering price of the shares of our common stock will be deemed their value.

The subordinated incentive payments or subordinated distributions payable to ARC II and certain members of our management team and directors, as applicable, will reduce cash available for distribution to our stockholders.

ARC II and certain members of our management team and directors, hold or will hold the right to receive subordinated incentive payments or subordinated distributions, as applicable, upon the occurrence of certain events, such as in connection with dispositions of certain of our assets or the listing of our common stock on a national securities exchange. Any incentive payments or distributions to ARC II or members of our management team or directors upon dispositions of our assets or a listing will reduce cash available for distribution to our stockholders. In addition, we bear all of the risk associated with the properties but, as a result of these subordinated incentive payments and distributions, we are not entitled to all of the proceeds from a property sale.

The subordinated incentive payments or subordinated distributions payable to ARC II and certain members of our management team and directors, as applicable, may influence our decisions about dispositions of our investments or the listing our shares of our common stock on a national securities exchange.

We may be required to make subordinated incentive payments or subordinated distributions to ARC II and certain members of our management team and directors, as applicable, upon the sale of certain of our assets or the listing of our shares of our common stock on a national securities exchange, if the performance thresholds for stockholder returns required for each are met. As a result of the requirements to make these subordinated incentive payments or subordinated distributions, our independent directors may determine that it is not the best interest of our stockholders to sell certain assets or list our shares of our common stock, even though, but for the requirement to make these payments or distributions, such sale or listing would be in the best interest of our stockholders. The requirement to make these incentive payments and distributions could influence the decision-making of our independent directors with respect to investments or dispositions or listing our shares of common stock on a national securities exchange.

The “Risk Factors” section of the prospectus entitled “Risks Related to Investments in Real Estate” is hereby supplemented by the following additional risk factors:

If we acquired real estate at a time when the real estate market was experiencing substantial influxes of capital investment and competition for income producing properties, the real estate investments we have made may not appreciate or may decrease in value.

Until recently, the real estate market has experienced a substantial influx of capital from investors. This substantial flow of capital, combined with significant competition for income producing real estate, may have resulted in inflated purchase prices for such assets. To the extent we purchased or in the future purchase real estate in such an environment, we are subject to the risk that the real estate market may cease to attract the same level of capital investment in the future, or if the number of companies seeking to acquire such assets decreases, the value of our investment may not appreciate or may decrease significantly below the amount we paid for such investment.

We may be unable to obtain desirable types of insurance coverage at a reasonable cost, if at all, and we may be unable to comply with insurance requirements contained in mortgage or other agreements due to high insurance costs.

We may not be able either to obtain certain desirable types of insurance coverage, such as terrorism, earthquake, flood, hurricane and pollution or environmental matter insurance, or to obtain such coverage at a reasonable cost in the future, and this risk may limit our ability to finance or refinance debt secured by our properties. Additionally, we could default under debt or other agreements if the cost and/or availability of certain types of insurance make it impractical or impossible to comply with covenants relating to the insurance we are required to maintain under such agreements. In such instances, we may be required to self-insure against certain losses or seek other forms of financial assurance.

We may obtain only limited warranties when we purchase a property and would have only limited recourse in the event our due diligence did not identify any issues that lower the value of our property.

The seller of a property often sells such property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain only limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that property.

The “Risk Factors” section of the prospectus entitled “Risks Related to the Healthcare Industry” is hereby supplemented by the following additional risk factors:

We may experience adverse effects as a result of potential financial and operational challenges faced by the operators of our senior healthcare facilities.

Operators of our senior healthcare facilities may face operational challenges from potentially reduced revenue streams and increased demands on their existing financial resources. Our skilled nursing operators’ revenues are primarily derived from governmentally-funded reimbursement programs, such as Medicare and Medicaid. Accordingly, our facility operators are subject to the potential negative effects of decreased reimbursement rates offered through such programs. Our operators’ revenue may also be adversely affected as a result of falling occupancy rates or slow lease-ups for assisted and independent living facilities due to the recent turmoil in the capital debt and real estate markets. In addition, our facility operators may incur additional demands on their existing financial resources as a result of increases in senior healthcare operator liability, insurance premiums and other operational expenses. The economic deterioration of an operator could cause such operator to file for bankruptcy protection. The bankruptcy or insolvency of an operator may adversely affect the income produced by the property or properties it operates. Our financial position could be weakened and our ability to make distributions could be limited if any of our senior healthcare facility operators were unable to meet their financial obligations to us.

Our operators’ performance and economic condition may be negatively affected if they fail to comply with various complex federal and state laws that govern a wide array of referrals, relationships and licensure requirements in the senior healthcare industry. The violation of any of these laws or regulations by a senior healthcare facility operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make payment obligations to us or to continue operating its facility. In addition, legislative proposals are commonly being introduced or proposed in federal and state legislatures that could affect major changes in the senior healthcare sector, either nationally or at the state level. It is impossible to say with any certainty whether this proposed legislation will be adopted or, if adopted, what effect such legislation would have on our facility operators and our senior healthcare operations.

The unique nature of our senior healthcare properties may make it difficult to lease or transfer such properties and, as a result, may negatively affect our performance.

Senior healthcare facilities present unique challenges with respect to leasing and transferring the same. Skilled nursing, assisted living and independent living facilities are typically highly customized and may not be easily modified to accommodate non-healthcare related uses. As a result, these property types may not be suitable for lease to traditional office tenants or other healthcare tenants with unique needs without significant expenditures or renovations. These renovation costs may materially adversely affect our revenues, results of operations and financial condition. Furthermore, because transfers of healthcare facilities may be subject to regulatory approvals not required for transfers of other types of property, there may be significant delays in transferring operations of senior healthcare facilities to successor operators. If we are unable to efficiently transfer our senior healthcare properties our revenues and operations may suffer.

The “Risk Factors” section of the prospectus entitled “Risks Related to Debt Financing” is hereby supplemented by the following additional risk factors:

Hedging activity may expose us to risks.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to pay distributions to you will be adversely affected.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to you.

We have and may continue to finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to you because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

The “Risk Factors” section of the prospectus entitled “Federal Income Tax Risks” is hereby supplemented by the following additional risk factors:

Foreign purchasers of shares of our common stock may be subject to FIRPTA tax upon the sale of their shares of our common stock.

A foreign person disposing of a U.S. real property interest, including shares of stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will continue to qualify as a “domestically controlled” REIT. If we were to fail to continue to so qualify, gain realized by foreign investors on a sale of shares of our common stock would be subject to FIRPTA tax, unless the shares of our common stock were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5.0% of the value of our outstanding common stock.

Foreign stockholders may be subject to FIRPTA tax upon the payment of a capital gains dividend.

A foreign stockholder also may be subject to FIRPTA upon the payment of any capital gain dividends by us, which dividend is attributable to gain from sales or exchanges of U.S. real property interests.

Update to Investment Objectives

The “Investment Objectives” section on pages 6 and 50 of the prospectus is superseded in its entirety with the following:

Our investment objectives are:

•	to acquire quality properties that generate sustainable growth in cash flow from operations to pay regular cash distributions;

•	to preserve, protect and return your capital contributions;

•	to realize growth in the value of our investments upon our ultimate sale of such investments; and

•	to be prudent, patient and deliberate, taking into account current real estate markets.

Each property we acquire is carefully and diligently reviewed and analyzed to make sure it is consistent with our short-and long-term investment objectives. Our goal is to at all times maintain a strong balance sheet and always have sufficient funds to deal with short- and long-term operating needs. Macro-economic disruptions have broadly impacted the economy and have caused an imbalance between buyers and sellers of real estate assets, including medical office buildings and other healthcare-related real estate assets. We anticipated that these tough economic conditions would create opportunities for our company to acquire such assets at higher capitalization rates, as the real estate market adjusted downward. In the fourth quarter of 2008 and the first quarter of 2009, we opted not to proceed with certain acquisitions which we determined merited re-pricing. We renegotiated other deals to lower pricing points. As of March 31, 2009, we had cash on hand of over $250,000,000, which we intend to use to acquire assets that are priced at levels consistent with today’s economy. We believe that during this turbulent economic cycle, our cash on hand will provide our company with opportunities to acquire medical office buildings and other healthcare-related real estate assets at favorable pricing.

We cannot assure you that we will attain these objectives or that our capital will not decrease. Our board of directors may change our investment objectives if it determines it is advisable and in the best interests of our stockholders. Decisions relating to the purchase or sale of investments will be made internally by our Chief Executive Officer and our board of directors.

Update to Investment Strategy

The first paragraph of the “Investment Strategy” section on page 51 of the prospectus is superseded in its entirety with the following:

We seek to invest in a diversified portfolio of real estate and other real estate related assets, focusing primarily on investments that produce recurring income. Our real estate investments focus on medical office buildings and healthcare related facilities. We have also invested to a limited extent in quality commercial office buildings and other real estate related assets. However, we do not presently intend to invest more than 15.0% of our total assets in other real estate related assets. Our investments in other real estate related assets will generally focus on forms of mortgage debt, common and preferred stock of public or private real estate companies, and certain other securities. We seek to maximize long-term stockholder value by generating sustainable growth in cash flow and portfolio value. In order to achieve these objectives, we may invest using a number of investment structures which may include direct acquisitions, joint ventures, leveraged investments, issuing securities for property and direct and indirect investments in real estate. In order to maintain our exemption from regulation as an investment company under the Investment Company Act, we may be required to limit our investments in other real estate related assets. See “— Investment Company Act Considerations” below.

Amendment to Our Bylaws

On April 21, 2009, our board of directors adopted an amendment to our bylaws, which eliminated the requirement that our annual meeting of stockholders be held in June of each year and instead provides that our annual meeting may be held on a date and at the time set by our board of directors.

Update to the Committees of Our Board of Directors

The compensation committee of our board of directors is currently comprised of W. Bradley Blair, II, Warren D. Fix and Gary T. Wescombe, all of whom are independent directors. Mr. Wescombe currently serves as the chairman.

The nominating and corporate governance committee of our board of directors is currently comprised of W. Bradley Blair, II, Warren D. Fix and Larry L. Mathis, all of whom are independent directors. Mr. Fix currently serves as the chairman.

Our Current Portfolio

We provide stockholders the potential for income and growth through investment in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We also invested to a limited extent in quality commercial office properties. We focus primarily on income producing investments which may be located in multiple states. As of December 31, 2008, we owned 41 geographically diverse properties, all of which comprise 5,156,000 square feet of gross leasable area, and one real estate related asset for an aggregate purchase price $966,416,000. Each of our properties is 100% owned by our operating partnership except one, which is 80.0% owned by our operating partnership through a joint venture. The tables below provide summary information regarding our properties as of December 31, 2008:

		Properties Owned
		As a Percentage of
State	Number	Aggregate Purchase Price

Arizona	3	5.7%
California	2	4.2
Colorado	1	1.5
Florida	3	7.5
Georgia	6	9.6
Indiana	5	13.8
Minnesota	2	1.8
Missouri	1	3.8
New Hampshire	1	1.5
Ohio	4	7.5
Oklahoma	1	3.1
Pennsylvania	1	2.8
Tennessee	1	1.9
Texas	4	11.6
Utah	1	3.2
Multiple states	5	20.5

Total	41	100%

The table below describes the type of real estate properties and other real estate related assets we owned as of December 31, 2008:

	Number	Gross
	of	Leasable
Type of Investment	Investments	Area

Medical Office	33	3,936,000
Healthcare Related Facility	5	909,000
Office	3	311,000
Other Real Estate Related Assets	1	N/A

Total	42	5,156,000

The table below describes the average effective annual rent per square foot and the occupancy rate for each of the last four years ended December 31, 2007 and through December 31, 2008, for which we owned properties:

	2004(1)	2005(1)	2006(1)	2007(2)	2008(2)

Average Effective Annual Rent per Square Foot	N/A	N/A	N/A	$18.41	$16.87
Occupancy Rate	N/A	N/A	N/A	88.6%	91.3%

(1)	We were initially capitalized on April 28, 2006 and therefore we consider that our date of inception. We purchased our first property on January 22, 2007.

(2)	Based on leases in effect as of December 31, 2007 and December 31, 2008.

The following table presents the sensitivity of our annual base rent due to lease expirations for the year next 10 years at our properties, by number, square feet, percentage of leased area, annual base rent and percentage of annual rent as of December 31, 2008:

			% of Leased		% of Total
			Area	Annual	Annual Rent
	Number of	Total Sq. Ft.	Represented	Rent Under	Represented by
	Leases	of Expiring	by Expiring	Expiring	Expiring Leases
Year Ending December 31,	Expiring	Leases	Leases	Leases	(1)

2009	127	285,000	6.3%	$5,724,000	6.1%
2010	115	468,000	10.4	9,204,000	9.8
2011	114	498,000	11.1	9,835,000	10.4
2012	117	426,000	9.5	8,380,000	8.9
2013	103	612,000	13.6	12,928,000	13.7
2014	40	516,000	11.5	7,976,000	8.4
2015	31	188,000	4.2	4,630,000	4.9
2016	38	347,000	7.7	7,531,000	8.0
2017	40	323,000	7.2	6,829,000	7.2
2018	46	364,000	8.1	7,384,000	7.8
2019	16	97,000	2.1	2,920,000	3.1
Thereafter	35	375,000	8.3	11,094,000	11.7

Total	822	4,499,000	100%	$94,435,000	100%

(1)	The annual rent percentage is based on the total annual contractual base rent as of December 31, 2008.

As of December 31, 2008, no single tenant accounted for 10.0% or more of the gross leasable area of our real estate properties.

For the year ended December 31, 2008, we had interests in seven consolidated properties located in Texas, which accounted for 17.1% of our total rental income and interests in five consolidated properties located in Indiana, which accounted for 15.5% of our total rental income. As of December 31, 2008, Medical Portfolio 3, located in Indiana, accounted for 11.3% of our aggregate total rental income. This rental income is based on contractual base rent from leases in effect as of December 31, 2008. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.

Recent Acquisitions

Details of our property acquisitions during the period from December 31, 2008 to the date hereof are as follows:

							Annual Rent
		Date	GLA	Purchase	Mortgage	Physical	per Leased
Property	Property Location	Acquired	(Sq Ft)	Price	Debt	Occupancy	Sq Ft

Lima Medical Office Portfolio(1)	Lima, OH	01/16/09	3,000	$385,000	$—	100%	$10.83
Wisconsin Medical Office Buildings Portfolio	Menomonee Falls, Mequon, Milwaukee and Richfield, WI	02/27/09	185,000	33,719,000	—	100	15.52
Mountain Empire Portfolio(1)	Rogersville, TN	03/27/09	13,000	2,275,000	—	100	15.45
Lima Medical Office Portfolio(1)	Lima, OH	04/21/09	3,000	425,000	—	—	—

Total			204,000	$36,804,000	$—

(1)	This acquisition is a condo/building related to an existing property.

Selected Financial Data

The following selected financial data should be read with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto in our annual report on Form 10-K, incorporated by reference into the prospectus. Our historical results are not necessarily indicative of results for any future period.

The following tables present summarized consolidated financial information, including balance sheet data, statement of operations data, and statement of cash flows data in a format consistent with our consolidated financial statements.

	December 31,			April 28, 2006
Selected Financial Data	2008	2007	2006	(Date of Inception)

BALANCE SHEET DATA:
Total assets	$1,113,923,000	$431,612,000	$385,000	$202,000
Mortgage loan payables, net	$460,762,000	$185,801,000	$—	$—
Stockholders’ equity (deficit)	$599,320,000	$175,590,000	$(189,000)	$2,000

			Period from
			April 28, 2006
			(Date of Inception)
			through
	Years Ended December 31,		December 31,
	2008	2007	2006

STATEMENT OF OPERATIONS DATA:
Total revenues	$80,418,000	$17,626,000	$—
Loss from continuing operations	$(28,448,000)	$(7,666,000)	$(242,000)
Net loss	$(28,448,000)	$(7,666,000)	$(242,000)
Loss per share — basic and diluted(1):
Loss from continuing operations	$(0.66)	$(0.77)	$(149.03)
Net loss	$(0.66)	$(0.77)	$(149.03)
STATEMENT OF CASH FLOWS DATA:
Cash flows provided by operating activities	$20,677,000	$7,005,000	$—
Cash flows used in investing activities	$(526,475,000)	$(385,440,000)	$—
Cash flows provided by financing activities	$628,662,000	$383,700,000	$202,000
OTHER DATA:
Distributions declared	$31,180,000	$7,250,000	$—
Distributions declared per share	$0.73	$0.70	$—
Funds from operations(2)	$8,745,000	$2,124,000	$(242,000)
Net operating income(3)	$52,244,000	$11,589,000	$—

(1)	Net loss per share is based upon the weighted average number of shares of our common stock outstanding. Distributions by us of our current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholder’s basis in the shares of our common stock to the extent thereof (a return of capital for tax purposes) and, thereafter, as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of the stockholder’s common stock.

(2)	For additional information on FFO, refer to Our Performance — Funds from Operations set forth below, which includes a reconciliation of our GAAP net income(loss) to FFO for the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006.

(3)	For additional information on net operating income, refer to Our Property Performance — Net Operating Income set forth below, which includes a reconciliation of our GAAP net income(loss) to net operating income for the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006.

Information Regarding Our Distributions

The amount of the distributions we pay to our stockholders is determined by our board of directors and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended.

Our board of directors approved a 6.50% per annum, or $0.65 per common share, distribution to be paid to our stockholders beginning on January 8, 2007, the date we reached our minimum offering of $2,000,000. The first distribution was paid on February 15, 2007 for the period ended January 31, 2007. Thereafter, distributions were paid on or about the 15th day of each month in respect of the distributions declared for the prior month. On February 14, 2007, our board of directors approved a 7.25% per annum, or $0.725 per common share, distribution to be paid to our stockholders beginning with our February 2007 monthly distribution. Distributions are paid to our stockholders on a monthly basis.

If distributions are in excess of our taxable income, such distributions will result in a return of capital to our stockholders. Our distribution of amounts in excess of our taxable income have resulted in a return of capital to our stockholders.

For the year ended December 31, 2008, we paid distributions of $28,042,000 ($14,943,000 in cash and $13,099,000 in shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP), as compared to cash flows from operations of $20,677,000. From inception through December 31, 2008, we paid cumulative distributions of $34,038,000 ($18,266,000 in cash and $15,772,000 in shares of our common stock pursuant to the DRIP), as compared to cumulative cash flows from operations of $27,682,000. The distributions paid in excess of our cash flows from operations were paid using proceeds from our offering.

The following presents the amount of our distributions and the source of payment of such distributions for each of the last four quarters ended December 31, 2008:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Distributions paid in cash	$5,669,000	$4,144,000	$2,961,000	$2,169,000
Distributions reinvested	5,192,000	3,572,000	2,437,000	1,898,000
Total distributions	$10,861,000	$7,716,000	$5,398,000	$4,067,000
Source of distributions:
Cash flow from operations	$5,044,000	$7,716,000	$4,455,000	$2,586,000
Offering proceeds	5,817,000	—	943,000	1,481,000
Total sources	$10,861,000	$7,716,000	$5,398,000	$4,067,000

As of December 31, 2008, we had an amount payable of $1,043,000 to our advisor and its affiliates for operating expenses, on-site personnel and engineering payroll, lease commissions and asset and property management fees, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

As of December 31, 2008, no amounts due to our advisor or its affiliates have been deferred or forgiven. Our advisor and its affiliates have no obligations to defer or forgive amounts due to them. In the future, if our advisor or its affiliates do not defer or forgive amounts due to them, this would negatively affect our cash flows from operations, which could result in us paying distributions, or a portion thereof, with proceeds from our offering or borrowed funds. As a result, the amount of proceeds available for investment and operations would be reduced, or we may incur additional interest expense as a result of borrowed funds.

For the years ended December 31, 2008 and 2007, our FFO was $8,745,000 and $2,124,000, respectively. FFO was reduced by noncash losses caused by the reduced fair market value of interest rate swaps of $12,821,000 and $1,377,000 for the years ended December 31, 2008 and 2007, respectively. For the years ended December 31, 2008 and 2007, we paid distributions of $28,042,000 and $5,996,000, respectively. Such amounts were covered by FFO of $8,745,000 in 2008 and $2,124,000 in 2007, which is net of the noncash losses described below. The distributions paid in excess of our FFO were paid using proceeds from our offering. Excluding such noncash losses, FFO would have been $21,566,000 and $3,501,000, respectively. From inception through December 31, 2008, our FFO was $10,627,000, which was reduced by noncash losses caused by the reduced fair market value of interest rate swaps of $14,198,000, as described below. From inception through December 31, 2008, we paid cumulative distributions of $34,038,000. Of this amount, $10,627,000, was covered by our FFO which is net of the noncash losses described below. The distributions paid in excess of our FFO were paid using proceeds from our offering. Excluding such noncash losses, FFO would have been $24,825,000. See “Our Performance — Funds from Operations” below.

In order to manage interest rate risk, we enter into interest rate swaps to fix interest rates, which are derivative financial instruments. These interest rate swaps are required to be recorded at fair market value, even if we have no intention of terminating these instruments prior to their respective maturity dates. Our FFO reflects cumulative noncash losses on derivative financial instruments related to our interest rate swaps from inception through December 31, 2008 in the amount of $14,198,000 resulting from fluctuations in variable interest rates. This change in fair value is an adjustment to reconcile net loss to net cash provided by operating activities. This is shown in our accompanying consolidated statements of cash flows as a noncash adjustment. All interest rate swaps are marked-to-market with changes in value included in net income (loss) each period until the instrument matures. We have no intentions of terminating these instruments prior to their respective maturity dates. The value of our interest rate swaps will fluctuate until the instrument matures and will be zero upon maturity of the instruments. Therefore, any gains or losses on derivative financial instruments will ultimately be reversed.

Our Performance — Funds From Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds From Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

The following is the calculation of FFO for each of the last four quarters ended December 31, 2008:

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008

Net (loss) income	$(16,479,000)	$(5,685,000)	$326,000	$(6,610,000)
Add:
Depreciation and amortization — consolidated properties	12,493,000	11,213,000	7,439,000	6,253,000
Less:
Depreciation and amortization related to minority interests	(51,000)	(51,000)	(51,000)	(52,000)

FFO	$(4,037,000)	$5,477,000	$7,714,000	$(409,000)

FFO per share — basic	$(0.06)	$0.11	$0.23	$(0.02)

FFO per share — diluted	$(0.06)	$0.11	$0.23	$(0.02)

Weighted average common shares outstanding —
Basic	65,904,688	47,735,536	33,164,866	24,266,342

Diluted	65,904,688	47,735,536	33,165,015	24,266,342

FFO reflects gains (losses) on derivative financial instruments related to our interest rate swaps, amortization of deferred financing fees on our line of credit, unused fees on our line of credit and acquisition related expenses.

Our Property Performance — Net Operating Income

As of December 31, 2008, we owned 41 properties and one other real estate related assets, as compared to owning 20 properties as of December 31, 2007. The aggregate occupancy for the properties was approximately 91.3% as of December 31, 2008 versus approximately 88.6% as of December 31, 2007.

The aggregate net operating income for the properties for the year ended December 31, 2008 was $52,244,000 compared to $11,589,000 for the year ended December 31, 2007.

Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before interest expense, general and administrative expenses, depreciation, amortization, interest and dividend income and minority interests. We believe that net operating income provides an accurate measure of the operating performance of our operating assets because net operating income excludes certain items that are not associated with management of the properties. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

To facilitate understanding of this financial measure, a reconciliation of net loss to net operating income has been provided for the years ended December 31, 2008 and 2007 and for the period from April 28, 2006 (Date of Inception) through December 31, 2006:

			Period from
			April 28, 2006
			(Date of Inception)
			through
	Years Ended December 31,		December 31,
	2008	2007	2006

Net loss	$(28,448,000)	$(7,666,000)	$(242,000)
Add:
General and administrative	9,560,000	3,297,000	242,000
Depreciation and amortization	37,398,000	9,790,000	—
Interest expense	34,164,000	6,400,000	—
Less:
Interest and dividend income	(469,000)	(224,000)	—
Minority interests	39,000	(8,000)	—

Net operating income	$52,244,000	$11,589,000	$—

Compensation Paid to our Advisor

The “Compensation Table” section on pages 82 — 88 of the prospectus is hereby supplemented by the following:

Amounts Incurred
Inception to
December 31,
Type of Compensation	2008

Offering Stage:
Selling Commissions	$50,875,000
Marketing Support Fee and Due Diligence Expense Reimbursement	$18,591,000
Other Organizational and Offering Expenses	$8,800,000
Acquisition and Development Stage:
Acquisition Fees	$28,479,000
Reimbursement of Acquisition Expenses	$36,000
Operational Stage:
Asset Management Fee	$7,767,000
Property Management Fees	$2,963,000
Lease Fees	$1,513,000
Operating Expenses	$793,000
On-site Personnel and Engineering Payroll	$1,174,000
Related Party Services Agreement	$130,000
Compensation for Additional Services	$10,000
Interest Expense	$86,000
Liquidity Stage:
Disposition Fees	$—
Subordinated Distribution of Net Sales Proceeds	$—
Subordinated Distribution Upon Listing	$—
Subordinated Distribution Upon Termination	$—

As of December 31, 2008, compensation incurred but not yet paid was approximately $3,063,000, representing normal accruals for fourth quarter 2008 activities.

Experts

The “Experts” section on page 198 of the prospectus is superseded in its entirety and replaced with the following:

The consolidated financial statements and the related financial statement schedule of Grubb & Ellis Healthcare REIT, Inc. and subsidiaries incorporated in this prospectus by reference from Grubb & Ellis Healthcare REIT, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation of Certain Information by Reference

The “Incorporation of Certain Information by Reference” section beginning on page 198 of the prospectus is superseded in its entirety and replaced with the following:

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at the website maintained by our sponsor, www.gbe-reits.com.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 27, 2009; and

•	Our Current Reports on Form 8-K filed with the SEC on January 9, 2009, January 30, 2009, March 5, 2009, March 18, 2009, March 19, 2009, April 9, 2009 and April 21, 2009.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 1551 N. Tustin Avenue, Suite, 300, Santa Ana, California 97205, (714) 667-8252. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Updated Prior Performance Summary

The “Prior Performance Summary” section beginning on page 93 of the prospectus is superseded in its entirety and replaced with the following:

The information presented in the Prior Performance Summary, or Summary, represents the historical experience of real estate and notes programs managed by the Grubb & Ellis Group through December 31,

2008, unless otherwise indicated. Investors in our company should not assume that they will experience returns, if any, comparable to those experienced by investors in these prior real estate and notes programs.

Prior Investment Programs

Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group served as an advisor, sponsor or manager to 222 real estate investment programs formed for the purpose of acquiring and operating commercial and residential real estate properties, primarily consisting of retail, office, industrial and medical office buildings, healthcare-related facilities and apartment communities. The programs are either (i) public programs that are required to file reports with the SEC, (ii) private programs that have no public reporting requirements, or (iii) institutional private programs that have no public reporting requirements. From inception through December 31, 2008, the Grubb & Ellis Group sponsored six public real estate programs, 213 private real estate programs and three institutional private programs. The Grubb & Ellis Group has also served as sponsor and manager of four private notes programs.

The information in this section and in the Prior Performance Tables attached to this prospectus as Exhibit A provides relevant summary information concerning real estate programs sponsored by the Grubb & Ellis Group. The Prior Performance Tables set forth information as of the dates indicated regarding certain of these prior programs as to (i) experience in raising and investing funds (Table I); (ii) compensation to the sponsor and its affiliates (Table II); (iii) annual operating results of prior real estate programs (Table III); (iv) results of completed programs (Table IV); and (v) results of sales or disposals of properties (Table V). Additionally, Table VI, which is contained in Part II of the registration statement for this offering and is not part of the prospectus, contains certain additional information relating to properties acquired by the prior real estate programs. We will furnish copies of such table to any prospective investor upon request and without charge. The purpose of this prior performance information is to enable you to evaluate accurately the experience of our advisor and its affiliates in sponsoring similar programs. The following discussion is intended to briefly summarize the objectives and performance of the prior real estate programs and to disclose any material adverse business developments they sustained.

Additionally, from inception through December 31, 2008, the Grubb & Ellis Group entered into five joint ventures to acquire properties and received fees as a result. These joint ventures were entered into by Grubb & Ellis Realty Investors and do not have public reporting requirements. These joint ventures do not have investment objectives and policies similar to this program, and therefore information regarding these joint ventures is not included in the Prior Performance Tables.

Summary Information

Public Programs

The six public programs consist of (i) G REIT, Inc. (as of January 28, 2008, G REIT Liquidating Trust became the successor to G REIT, Inc.), (ii) T REIT, Inc. (as of July 20, 2007, T REIT Liquidating Trust became the successor to T REIT, Inc.), (iii) Grubb & Ellis Healthcare REIT, Inc., (iv) Grubb & Ellis Apartment REIT, Inc., (v) NNN 2002 Value Fund, LLC and (vi) NNN 2003 Value Fund, LLC. From inception through December 31, 2008, the public programs raised gross offering proceeds of approximately $1,450,812,000 from approximately 42,019 investors. From inception through December 31, 2008, the public real estate programs purchased interests in 119 real estate properties amounting to an investment of $2,646,086,000 (the public programs’ aggregate share of the purchase price). Of the 119 properties, 33 were in Texas, 19 in California, nine in Georgia, six in Nevada, five in each of Florida and Indiana, four in each of Arizona and Indiana, three in each of Colorado and Missouri, two in each of Minnesota, Nebraska, North Carolina, North Dakota, Pennsylvania, Tennessee, Utah and Virginia, one in each of Delaware, Illinois, Maryland, New Hampshire, Oklahoma, Oregon and Washington and five in multiple states. Of the 119 properties purchased, based on share of purchase price, 50.6% were office, 27.1% were medical office, 13.3% were residential, 6.9% were healthcare-related facilities, 1.7% were retail, 0.3% were industrial and 0.1% were land. As of December 31, 2008, the Grubb & Ellis Group programs’ interests in 56 of these properties had been sold. Each of the public programs has investment objectives and policies similar to those of this program.

FINRA regulations require that we disclose pertinent facts relating to liquidity of our sponsor’s prior publicly offered programs. G REIT, Inc. and T REIT, Inc. each commenced an orderly liquidation prior to their disclosed anticipated liquidation dates. Grubb & Ellis Apartment REIT, Inc., which commenced its initial public offering on July 19, 2006, and Grubb & Ellis Healthcare REIT, Inc., which commenced its initial public offering on September 20, 2006, have not yet reached their anticipated liquidation dates.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by any public program sponsored by our advisor or its affiliates that has reported to the SEC within the last 24 months. For a reasonable fee, those programs will provide copies of any exhibits to such Form 10-K. See Tables III and V under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the operating results of the prior public programs sponsored by the Grubb & Ellis Group and information regarding the sales or disposals of properties by these programs.

Private Programs

Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group has advised 213 private real estate investment programs and four private notes programs. From inception through December 31, 2008, the private programs raised gross offering proceeds of approximately $2,257,188,000 from approximately 10,313 investors. From inception through December 31, 2008, the private programs purchased interests in 225 real estate properties amounting to an investment of approximately $5,967,797,000 (the private programs’ aggregate share of the purchase price). Of the 225 properties, 50 were in Texas, 39 in California, 17 in Nevada, 16 in Georgia, 15 in Florida, 14 in North Carolina, 13 in Colorado, six in each of Kansas and Ohio, five in each of Arizona and Tennessee, four in each of Illinois, Missouri and Wisconsin, three in each of South Carolina and Virginia, two in each of Hawaii, Massachusetts, New Jersey, Oregon, Pennsylvania and South Dakota and one in each of Arkansas, Delaware, Indiana, Louisiana, Maryland, Minnesota, Nebraska, Oklahoma and Washington. Of the 225 properties purchased, based on share of purchase price, 13.3% were residential, 74.9% were office, 5.0% were medical office, 5.4% were retail, 1.3% were industrial and 0.1% were land. As of December 31, 2008, 101 interests in these real estate properties were sold. Each of these private real estate investment and notes programs has investment objectives and policies similar to those of this program.

See Tables III and IV under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the operating results of the private real estate investment programs and notes programs sponsored by the Grubb & Ellis Group and information regarding the results of the completed programs. See Table V under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the sales or disposals of properties by the private real estate investment programs.

As of December 31, 2008, 63 private real estate investment programs and three private notes programs, have gone full term. Further information regarding the results of the sales and operations of these programs can be found in Prior Performance Table IV.

In 2008, the Grubb & Ellis Group also sponsored three institutional private programs for extremely high net worth individuals and companies, which are referred to as Wealth Management Programs. Each Wealth Management Program has only one investor, which is generally a limited liability company formed by the high net worth individual or investor. The investor signs an exclusivity agreement with Grubb & Ellis Realty Investors to source and close real estate property acquisitions based on the investor’s investment criteria. Grubb & Ellis Realty Investors receives fees as a result of these transactions. These Wealth Management Programs have raised gross offering proceeds of approximately $193,290,000, and have purchased interests in 15 real estate properties amounting to an investment of approximately $205,129,000 (the Wealth Management Programs’ aggregate share of the purchase price). Of the 15 properties, five were in Illinois, two were in Georgia, two were in Texas, two were in Ohio, two were in Maryland, one was in Colorado and one was in Alabama. Of the 15 properties, based on share of purchase price, 30.6% were retail and 69.4% were office. Each of the Wealth Management Programs has investment objectives and policies similar to those of this program.

See Table III under Prior Performance Tables attached to this prospectus as Exhibit A for more information regarding the operating results of the institutional private programs sponsored by the Grubb & Ellis Group.

In 2006 and 2007, the Grubb & Ellis Group also entered into five joint ventures to acquire properties and received fees as a result. These joint ventures have purchased interests in five real estate properties amounting to an investment of approximately $272,538,000 (aggregate purchase price), of which the Grubb & Ellis Group’s share was $24,123,000. Of the five properties, three were in Texas, one was in Minnesota and one was in Tennessee. Of the five properties, based on share of purchase price, 87.0% were office and 13.0% were mixed use. Since these joint ventures do not have investment objectives similar to those of this program, information regarding such joint ventures is not included in the Prior Performance Tables.

Adverse Business Developments

Certain of the private programs managed by the Grubb & Ellis Group detailed in Prior Performance Table III had cash flow deficiencies and/or distributions to investors that represented returns of capital because the distributions were in excess of cash generated from operations, sales and refinancing. Cash deficiencies after cash distributions shown for various programs in Prior Performance Table III occurred for a variety of reasons, most of which were the result of either (a) the loss of a major tenant and/or a reduction in leasing rates and, as a result, the operating revenues of a program decreased or (b) the program held multiple properties or buildings, some of the properties or buildings were sold and distributions were made that were attributable to the sold properties that exceeded the cash generated by the operations of the remaining properties. Time of rent collections and the payment of expenses affect operating cash flows available after distributions which could cause either excess or deficit cash flows after distributions for a given period. In addition, excess operating cash flows after distributions could have been retained by the program as reserves to fund anticipated and unanticipated future expenditures or to cover reductions in cash flows resulting from the anticipated or unanticipated loss of a tenant. The dramatic increase in construction costs over the last several years paired with the unanticipated loss of a tenant has caused significantly higher tenant improvement costs throughout the various programs.

Many programs have been affected by the current mortgage and credit crisis. The value of properties currently held by three of our public programs in liquidation, G REIT Liquidating Trust, T REIT Liquidating Trust and NNN 2002 Value Fund, LLC, have decreased, thus decreasing the overall liquidation value of each of these entities. The weakening economy has reduced demand for commercial real estate space leading to increased vacancy and declining rental rates. Furthermore, economic challenges have resulted in day-to-day struggles for businesses of all types. This difficult economic environment has forced the Grubb & Ellis Group to extend the hold period of properties held by various programs beyond the projected business plan, causing a reduction in property level reserves and the need for a distribution reduction to replenish the reserves. In 2008, several programs have suffered from the default of tenants, loss of a major tenant, and also reduced leasing rates. Thus, these programs show a cash deficiency and a possible distribution that was a return of capital.

In other circumstances, cash deficiencies were the result of sales of properties for programs either owning multiple properties or multiple buildings constituting a single investment. For example, NNN Pacific Corporate Park 1, LLC, NNN 2000 Value Fund, LLC and Western Real Estate Investment Trust, Inc. own either multiple properties or a multi-building property. When a property or a building is sold and proceeds are distributed to investors, there may be a cash deficiency shown because proceeds are distributed in excess of cash generated by operations.

In some circumstances, such as NNN Highbrook, LLC, equity raised is ear-marked to pay for certain future expenses during the operating period of the program. This occurs in master lease apartment programs when reserves are established from investors’ equity to pay for designated repairs when cash from operations is insufficient to pay for them. Deficit cash flows after distributions and return of capital result as these repair reserves are utilized. In other circumstances, such as NNN 300 Four Falls, LLC, it is anticipated that all equity will not be raised by the time a property is acquired. Mezzanine financing is used to cover the equity funding shortfall at the time of closing. The estimated fees and interest on the mezzanine financing are factored into the equity raise. As expenses related to the mezzanine financing are incurred, they may exceed cash flows generated after distributions, resulting in deficit cash flows and return of capital. In both of these scenarios, deficit cash flows after distributions and return of capital result from paying anticipated expenses from equity funded reserves.

Where distributions are made that exceed the cash flows generated from operations of the programs, the distributions are made either from cash reserves held by the program to be used for distributions, proceeds from the sales or refinancing of properties, distributions of prior years’ excess cash flows or loans from the Grubb & Ellis Group or its affiliates. In cases where there are no reserves, the distribution level may be reduced or stopped. During 2008, NNN 2003 Value Fund, LLC, a public reporting program, suspended cash distributions. In addition, 36 private programs sponsored or managed by the Grubb & Ellis Group decreased, suspended or terminated distributions and 20 private programs sponsored or managed by the Grubb & Ellis Group increased distribution rates. In the first quarter of 2009, the Grubb & Ellis Group continued to believe that a defensive stance was the most prudent course of action and announced decreased distributions for Grubb & Ellis Apartment REIT, Inc., a public program, as well as an additional 42 private programs, a further reduction of distributions for two previously reduced private programs and increased distributions for three private programs.

During 2008, the Grubb & Ellis Group advanced $48,756,000 to certain private real estate investment programs that it sponsors and/or manages. Advances to these programs occurred for a variety of reasons, most of which were the result of capital improvements, leasing costs, tenant improvements and costs for acquisition closings for programs in which the equity had not been fully raised at the time of closing.

Acquisitions of Properties

During 2006, 2007 and 2008, Grubb & Ellis Group-sponsored programs acquired 159 properties, for which the property type, location and method of financing are summarized below. More detailed descriptions of these acquisitions are set forth in Table VI of Part II of the registration statement for this offering, which is not a part of this prospectus. We will furnish copies of such table to any prospective investor upon request and without charge.

No. of
Property Type	Properties

Industrial	1
Office	56
Medical Office	42
Apartment Communities	40
Retail	13
Healthcare Related Facilities	5
Mixed Use	2
Land	—

Total	159

No. of
Location	Properties

Alabama	1
Arizona	5
Arkansas	1
California	7
Colorado	4
Delaware	1
Florida	7
Georgia	22
Illinois	7
Indiana	6
Kansas	1
Louisiana	1
Maryland	3
Massachusetts	2
Minnesota	3
Missouri	4
Multi State	5
Nevada	2
New Hampshire	1
New Jersey	2
North Carolina	11
Ohio	12
Oklahoma	1
Oregon	1
Pennsylvania	2
South Carolina	4
Tennessee	4
Texas	31
Utah	1
Virginia	4
Wisconsin	3

Total	159

No. of
Method of Financing	Properties

All Debt	—
All Cash	37
Combination of cash and debt	122

Total	159

Prior Performance Tables

The prior performance tables contained in Exhibit A to the prospectus are superseded in their entirety and replaced with the prior performance tables attached to this Supplement No. 4 as Exhibit A.

EXHIBIT A

PRIOR PERFORMANCE TABLES

The following Prior Performance Tables, or Tables, provide information relating to real estate investment and notes programs sponsored by NNN Realty Advisors, Inc. our former sponsor and a wholly owned subsidiary of our current sponsor, Grubb & Ellis Company, or Grubb & Ellis, and Grubb & Ellis Realty Investors, LLC, an indirect wholly owned subsidiary of Grubb & Ellis, or collectively, the Grubb & Ellis Group, through December 31, 2008. Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group has served as advisor, sponsor or manager of 222 real estate investment programs, consisting of: (i) six public programs required to file public reports with the SEC; and (ii) 213 private real estate investment programs and three institutional private programs that have no public reporting requirements. Beginning in April 1998 through December 31, 2008, the Grubb & Ellis Group has also sponsored four private notes programs. The investment objectives of the public reporting companies have certain investment objectives similar to ours, including the acquisition and operation of commercial properties; the provision of stable cash flow available for distribution to our stockholders; preservation and protection of capital; and the realization of capital appreciation upon the ultimate sale of our properties. One difference in investment objectives between us and the public companies is the focus on a particular type or asset class of commercial property. In particular: G REIT, Inc. focused on government-oriented office properties; T REIT, Inc. focused on commercial properties located in tax free states; Grubb & Ellis Apartment REIT, Inc. focuses on apartment communities; NNN 2002 Value Fund, LLC focused on investments in three office properties; and NNN 2003 Value Fund, LLC focused on value-added properties in asset classes that include office properties and undeveloped land. Our focus is on medical office buildings, healthcare-related facilities and to a limited extent, quality commercial office properties and other real estate related assets.

The private real estate programs sponsored by the Grubb & Ellis Group also had as their primary investment objective the acquisition, ownership, operation and eventual sale of real estate. While we intend to continue to qualify as a REIT that invests in a diversified portfolio of real estate and real estate-related investments, the private real estate programs were either structured for the purpose of selling undivided tenant in common interests in a single property through a limited liability company or structured to acquire one or more properties, generally through a limited liability company formed by an extremely high net worth individual or group.

As a prospective investor, you should read these Tables carefully together with the summary information concerning the prior programs as set forth in the “Prior Performance Summary” section of this prospectus.

As an investor in our company, you will not own any interest in the prior programs and should not assume that you will experience returns, if any, comparable to those experienced by investors in the prior programs.

Our advisor is owned and managed by Grubb & Ellis Realty Investors, LLC. Our advisor is responsible for managing our day-to-day business affairs and assets, administering our bookkeeping and accounting functions, serving as our consultant in connection with strategic decisions to be made by our board of directors, managing or causing to be managed our properties, and rendering other property level services as our board of directors deems necessary. The financial results of the prior programs thus may provide some indication of our advisor’s performance of its obligations during the periods covered. However, general economic conditions affecting the real estate industry and other factors contribute significantly to financial results.

The following tables are included herein:

Table I — Experience in Raising and Investing Funds (Unaudited)
Table II — Compensation to Sponsor (Unaudited)
Table III — Operating Results of Prior Programs by Year (Unaudited)
Table IV — Results of Completed Programs (Unaudited)
Table V — Sales or Disposals of Properties (Unaudited)

Past performance is not necessarily indicative of future performance.

Additional information relating to the acquisition of properties by the prior programs is contained in Table VI, which is included in the registration statement which our company has filed with the SEC. We will provide to you copies of any or all information concerning the prior programs at no charge upon request.

The Grubb & Ellis Group presents the data in Prior Performance Table III for each program on either a “GAAP basis” or an “income tax basis” depending on the reporting requirements of the particular program. In compliance with the SEC reporting requirements, the Table III presentation of Revenues, Expenses and Net Income for the public programs has been prepared and presented by the Grubb & Ellis Group in conformity with accounting principles generally accepted in the Unites States of America, or GAAP, which incorporate accrual basis accounting. The Grubb & Ellis Group presents Table III for all private programs on an income tax basis (which can in turn be presented on either a cash basis or accrual basis), specifically, the private programs are presented on a cash basis except for Western Real Estate Investment, Inc. and the four notes programs, which are presented on an accrual basis, as the only applicable reporting requirement is for the year-end tax information provided to each investor. The Table III data for all other private programs (which are generally formed using LLCs) are prepared and presented by the Grubb & Ellis Group in accordance with the cash method of accounting for income tax purposes. This is because most, if not all, of the investors in these private programs are individuals required to report to the Internal Revenue Service using the cash method of accounting for income tax purposes, and the LLCs are required to report on this basis when more than 50.0% of their investors are taxpayers that report using the cash method of accounting for income tax purposes. When GAAP-basis affiliates invest in a private program, as in a Complex Ownership Structure, the ownership presentation in the tables is made in accordance with the cash method of accounting for income tax purposes. This presentation is made for consistency and to present results meaningful to the typical individual investor that invests in an LLC.

While SEC rules and regulations allow the Grubb & Ellis Group to record and report results for its private programs on an income tax basis, investors should understand that the results of these private programs may be different if they were reported on a GAAP basis. Some of the major differences between GAAP accounting and income tax accounting (and, where applicable, between cash basis and accrual basis income tax accounting) that impact the accounting for investments in real estate are described in the following paragraphs:

•	The primary difference between the cash method of accounting and accrual method (both GAAP and the accrual method of accounting for income tax purposes) is that the cash method of accounting generally reports income when received and expenses when paid while the accrual method generally requires income to be recorded when earned and expenses recognized when incurred.

•	GAAP requires that, when reporting lease revenue, the minimum annual rental revenue be recognized on a straight-line basis over the term of the related lease, whereas the cash method of accounting for income tax purposes requires recognition of income when cash payments are actually received from tenants, and the accrual method of accounting for income tax purposes requires recognition of income when the income is earned pursuant to the lease contract.

•	GAAP requires that when an asset is considered held for sale, depreciation ceases to be recognized on that asset, whereas for income tax purposes, depreciation continues until the asset either is sold or is no longer in service.

•	GAAP requires that when a building is purchased certain intangible assets and liabilities (such as above-and below-market leases, tenant relationships and in place lease costs) are allocated separately from the building and are amortized over significantly shorter lives than the depreciation recognized on the building. These intangible assets and liabilities are not recognized for income tax purposes and are not allocated separately from the building for purposes of tax depreciation.

•	GAAP requires that an asset is considered impaired when the carrying amount of the asset is greater than the sum of the future undiscounted cash flows expected to be generated by the asset, and an impairment loss must then be recognized to decrease the value of the asset to its fair value. For income tax purposes, losses are generally not recognized until the asset has been sold to an unrelated party or otherwise disposed of in an arm’s length transaction.

Past performance is not necessarily indicative of future performance.

TABLE II
COMPENSATION TO SPONSOR (UNAUDITED)
PUBLIC PROGRAMS
December 31, 2008

Table II presents the types of compensation paid to the Grubb & Ellis Group and its affiliates in connection with prior programs with offerings that closed in the three years prior to December 31, 2008. As of December 31, 2008, there were six public programs which paid compensation to the Grubb & Ellis Group and its affiliates. Property management fees, asset management fees, acquisition fees, disposition fees, refinancing fees and leasing commissions are presented for consolidated properties at 100% of the amount incurred by the property on a GAAP basis. Consolidated property information has not been adjusted for the respective entities for affiliated ownership percentages. Additionally, unconsolidated properties information is not included in the tabular presentation.

	Other Programs
			NNN 2003			NNN 2002		Grubb & Ellis Apartment		Grubb & Ellis Healthcare		Total
	G REIT, Inc.(1)		Value Fund, LLC	T REIT, Inc(2)		Value Fund, LLC		REIT, Inc.		REIT, Inc.		All Programs

Date Offering Commenced	7/22/2002		7/11/2003	2/22/2000		5/15/2002		7/19/2006		9/20/2006
Dollar Amount Raised	$437,315,000		$50,000,000	$46,395,000		$29,799,000		$149,905,000	(3)	$737,398,000	(3)	$1,450,812,000

Amounts Paid to Sponsor from Proceeds of Offering(4):
Selling Commissions to Selling Group Members	$30,443,000		$3,898,000	$3,576,000		$2,089,000		$10,364,000		$50,875,000		$101,245,000
Marketing Support & Due Diligence Reimbursement	10,818,000		1,251,000	671,000		2,005,000		3,749,000		18,410,000		36,904,000
Organization & Offering Expenses	3,036,000		1,394,000	860,000		249,000		2,251,000		8,800,000		16,590,000
Due Diligence Allowance	—		—	—		—		141,000		181,000		322,000
Loan Fees	—		—	—		1,000		—		—		1,000
Acquisition Fees	—		1,783,000	—		1,192,000		—		—		2,975,000

Totals	$44,297,000		$8,326,000	$5,107,000		$5,536,000		$16,505,000		$78,266,000		$158,037,000

Amounts Paid to Sponsor at Acquisition for Real Estate
Acquisition Fees	$—		$1,612,000	$—		$—		$10,217,000		$28,479,000		$40,308,000

Dollar Amount of Cash Generated from Operations
Before Deducting Payments to Sponsor	$11,997,000	(5)	$(7,755,000)	$493,000	(6)	$—	(7)	$9,218,000		$39,925,000		$53,878,000

Amounts Paid to Sponsor from Operations — Year 2006:
Property Management Fees	$4,811,000		$596,000	$84,000		$—		$24,000		$—		$5,515,000
Asset Management Fees	—		—	265,000		—		—		—		265,000
Leasing Commissions	3,705,000		947,000	—		—		—		—		4,652,000

Totals	$8,516,000		$1,543,000	$349,000		$—		$24,000		$—		$10,432,000

Amounts Paid to Sponsor from Operations — Year 2007:
Property Management Fees	$1,658,000		$403,000	$—		$—		$489,000		$591,000		$3,141,000
Asset Management Fees	—		—	82,000		—		950,000		$1,590,000		2,622,000
Leasing Commissions	1,114,000		856,000	—		—		—		$265,000		2,235,000

Totals	$2,772,000		$1,259,000	$82,000		$—		$1,439,000		$2,446,000		$7,998,000

Amounts Paid to Sponsor from Operations — Year 2008:
Property Management Fees	$466,000		$547,000	$—		$—		$1,129,000		$2,372,000		$4,514,000
Asset Management Fees	—		—	62,000		—		2,563,000		$6,177,000		8,802,000
Leasing Commissions	243,000		303,000	—		—		—		$1,248,000		1,794,000

Totals	$709,000		$850,000	$62,000		$—		$3,692,000		$9,797,000		$15,110,000

Amounts Paid to Sponsor from Property Sales and Refinancings:
Disposition Fees	$12,399,000		$982,000	$1,317,000		$—		$—		$—		$14,698,000
Incentive Fees	—		—	—		—		—		—		—
Construction Management Fees	—		89,000	—		—		—		—		89,000
Refinancing Fees	—		118,000	—		—		—		—		118,000

Totals	$12,399,000		$1,189,000	$1,317,000		$—		$—		$—		$14,905,000

(1)	Includes amounts paid by G REIT Liquidating Trust, successor of G REIT, Inc. as of January 22, 2008.

(2)	Includes amounts paid by T REIT Liquidating Trust, successor of T REIT, Inc. as of July 20, 2007.

(3)	Amount is as of December 31, 2008 as the offering has not closed. Such amount excludes amounts issued under the distribution reinvestment plan.

(4)	These figures are cumulative from inception through December 31, 2008.

(5)	Amount for G REIT, Inc. represents no cash generated from operations due to the adoption of the liquidation basis of accounting as of December 31, 2005, plus payments to the sponsor from operations for the three years ended December 31, 2008.

(6)	Amount for T REIT, Inc. represents no cash generated from operations due to the adoption of the liquidation basis of accounting as of June 30, 2005, plus payments to the sponsor from operations for the three years ended December 31, 2008.

(7)	Amount for NNN 2002 Value Fund, LLC represents no cash generated from operations due to the adoption of liquidation basis of accounting as of August 31, 2005, plus payments to the sponsor from operations for the three years ended December 31, 2008.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PUBLIC PROGRAMS
G REIT, INC.

Table III presents operating results for programs which have closed their offerings during each of the five years ended December 31, 2008.

	Years Ended December 31,
	2005(4)	2004	Total

Gross Revenues	$—	$—	$—
Profit on Sale of Properties	10,682,000	980,000	11,662,000
Interest, Dividends & Other Income	445,000	332,000	777,000
Gain on Sale of Marketable Securities	440,000	251,000	691,000
Equity in Earnings (Loss) of Unconsolidated Real Estate	1,337,000	(604,000)	733,000
Income (Loss) from Discontinued Operations	(4,215,000)	1,225,000	(2,990,000)
Less:
Operating Expenses	—	—	—
General and Administrative Expenses	4,006,000	2,419,000	6,425,000
Interest Expense(1)	2,054,000	1,243,000	3,297,000
Depreciation & Amortization	—	—	—
Minority Interest	—	—	—
Income Taxes	—	398,000	398,000

Net Income (Loss) — GAAP Basis	$2,629,000	$(1,876,000)	$753,000

Taxable Income (Loss) From:
Operations	2,511,000	11,273,000	13,784,000
Gain on Sale	11,963,000	251,000	12,214,000
Cash Generated From (Used By):
Operating Activities	19,697,000	39,905,000	59,602,000
Investing Activities	80,432,000	(563,218,000)	(482,786,000)
Financing Activities(2)	(76,789,000)	552,058,000	475,269,000

Cash Generated From (Used By) Operations, Investing & Financing	23,340,000	28,745,000	52,085,000
Less: Cash Distributions From:
Operating Activities — to Investors	19,023,000	26,335,000	45,358,000
Operating Activities — to Minority Interest	674,000	376,000	1,050,000
Investing & Financing Activities	—	—	—
Other (return of capital)	13,865,000	—	13,865,000

Cash Generated (Deficiency) after Cash Distributions	(10,222,000)	2,034,000	(8,188,000)
Less: Special Items (not including Sales & Refinancing)	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(10,222,000)	$2,034,000	$(8,188,000)

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
G REIT, INC.

	Years Ended December 31,
	2005(4)	2004

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$5.72	$30.19
— from recapture	—	—
Capital Gain (Loss)	27.27	0.67
Cash Distributions to Investors(3):
Sources (on GAAP basis):
— Operating Activities	43.37	70.54
— Investing & Financing Activities	—	—
— Other (Return of Capital)	31.61	—
Sources (on Cash basis):
— Sales	—	—
— Investing & Financing Activities	—	—
— Operations	43.37	70.54
— Other (Return of Capital)	$31.61	$—

(1) Includes amortization of deferred financing costs.
(2) Includes proceeds from issuance of common stock — net of $236,109,000 for the year ended December 31, 2004.
(3) Cash Distributions per $1,000 invested excludes distributions to minority interests.
(4) The program adopted the liquidation basis of accounting as of December 31, 2005 and for all subsequent periods.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PUBLIC PROGRAMS
NNN 2003 VALUE FUND, LLC

Table III presents operating results for programs which have closed their offerings during the five years ended December 31, 2008.

	Years Ended December 31,
	2008		2007	2006	2005	2004	Total

Gross Revenues	$3,087,000		$2,965,000	$766,000	$776,000	$653,000	$8,247,000
Profit on Sale of Properties	—		9,702,000	7,056,000	5,802,000	—	22,560,000
Interest, Dividends & Other Income	(697,000	)(1)	545,000	523,000	416,000	86,000	873,000
(Loss) Gain on Sale of Marketable Securities	(808,000)		12,000	134,000	344,000	—	(318,000)
Equity in Earnings (Loss) of Unconsolidated Real Estate	(1,031,000)		(1,421,000)	(1,139,000)	2,510,000	(682,000)	(1,763,000)
Income (Loss) from Discontinued Operations	(16,163,000)		(4,164,000)	(4,431,000)	253,000	(145,000)	(24,650,000)
Less:
Operating Expenses	8,458,000	(2)	1,871,000	909,000	971,000	1,084,000	13,293,000
General and Administrative Expenses	788,000		1,050,000	709,000	1,272,000	339,000	4,158,000
Interest Expense(3)	2,314,000		2,046,000	560,000	447,000	638,000	6,005,000
Depreciation & Amortization	1,956,000		1,950,000	342,000	332,000	286,000	4,866,000
Minority Interest	(246,000)		(107,000)	8,000	166,000	(133,000)	(312,000)
Income Taxes	—		—	—	—	—	—

Net Income (Loss) — GAAP Basis	$(28,882,000)		$829,000	$381,000	$6,913,000	$(2,302,000)	$(23,061,000)

Taxable Income (Loss) From:
Operations	5,267,000		(6,336,000)	(1,954,000)	95,000	680,000	(2,248,000)
(Loss) Gain on Sale	(814,000)		8,540,000	5,952,000	3,354,000	—	17,032,000
Cash Generated From (Used By):
Operating Activities	(2,600,000)		(4,018,000)	(4,789,000)	238,000	2,476,000	(8,693,000)
Investing Activities	352,000		(17,530,000)	15,867,000	(64,529,000)	(45,158,000)	(110,998,000)
Financing Activities	(1,591,000)		33,255,000	(12,015,000)	70,050,000	52,269,000	141,968,000

Cash Generated From (Used By) Operations, Investing & Financing	(3,839,000)		11,707,000	(937,000)	5,759,000	9,587,000	22,277,000
Less: Cash Distributions From:
Operating Activities — to Investors	—		—	—	—	1,908,000	1,908,000
Operating Activities — to Minority Interest	—		—	—	238,000	408,000	646,000
Investing & Financing Activities	—		—	—	—	—	—
Other (return of capital)(4),(5)	2,910,000		4,143,000	9,179,000	4,657,000	—	20,889,000

Cash Generated (Deficiency) after Cash Distributions	(6,749,000)		7,564,000	(10,116,000)	864,000	7,271,000	(1,166,000)
Less: Special Items (not including Sales & Refinancing)	—		—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(6,749,000)		$7,564,000	$(10,116,000)	$864,000	$7,271,000	$(1,166,000)

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
NNN 2003 VALUE FUND, LLC

	Years Ended December 31,
	2008	2007	2006	2005	2004

Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$105.66	$(127.10)	$(39.17)	$1.90	$22.09
— from recapture	—	—	—	—	—
Capital Gain (Loss)	(16.33)	171.31	119.33	67.08	—
Cash Distributions to Investors(6):
Sources (on GAAP basis):
— Operating Activities	—	—	—	—	61.97
— Investing & Financing Activities	—	—	—	—	—
— Other (Return of Capital)	58.34	82.05	120.23	69.86	—
Sources (on Cash basis):
— Sales	—	—	—	—	—
— Investing & Financing Activities	—	—	—	—	—
— Operations	—	—	—	—	61.97
— Other (Return of Capital)	$58.34	$82.05	$120.23	$69.86	$—

(1)	Includes $900,000 of investment related impairments.

(2)	Includes $6,400,000 of real estate related impairments.

(3)	Includes amortization of deferred financing costs.

(4)	Includes cash distributions of $2,000, $53,000, $3,182,000 and $1,164,000 to minority interests for the year ended December 31, 2008, 2007, 2006 and 2005, respectively.

(5)	Pursuant to NNN 2003 Value Fund, LLC’s Operating Agreement, cash proceeds from capital transactions are first treated as a return of capital.

(6)	Cash Distributions per $1,000 invested excludes distributions to minority interests.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)
PUBLIC PROGRAMS
December 31, 2008

Table V presents the sales or disposals of properties in prior public programs in the three years prior to December 31, 2008.

								Cost of Properties
	Selling Price, Net of Closing Costs & GAAP Adjustments							Including Closing & Soft Costs					Excess
					Purchase				Total				(Deficiency)
			Cash		Money	Adjustments			Acquisition				of Property
			Received		Mortgage	Resulting			Costs, Capital				Operating
			Net of	Mortgage	Taken	from		Original	Improvements,		Gain (loss)		Cash Receipts
	Date	Date	Closing	Balance at	Back By	Application		Mortgage	Closing &		on sale of		Over Cash
Property	Acquired	of Sale(1)	Costs(2)	Time of Sale	Program(3)	of GAAP	Total(14)	Financing	Soft Costs(4)	Total	Investment		Expenditures

T REIT, Inc.
Reno Trademark Building(5)	Sep-01	Jan-06	$2,310,000	$1,778,000	N/A	N/A	$4,088,000	$1,080,000	$1,728,000	$2,808,000	$1,280,000	(13)	N/A
Oakey Building(6)	Apr-04	Jan-06	$917,000	$863,000	N/A	N/A	$1,780,000	$392,000	$808,000	$1,200,000	$580,000	(13)	N/A
University Heights	Aug-02	Jan-06	$2,765,000	$4,209,000	N/A	N/A	$6,974,000	$—	$6,518,000	$6,518,000	$456,000	(13)	N/A
AmberOaks Corporate Center(7)	Jan-04	Jun-06	$12,167,000	$11,229,000	N/A	N/A	$23,396,000	$11,250,000	$2,260,000	$13,510,000	$9,886,000	(13)	N/A
Titan Building & Plaza(8)	Apr-02	Jul-06	$3,725,000	$2,862,000	N/A	N/A	$6,587,000	$2,910,000	$1,279,000	$4,189,000	$2,398,000	(13)	N/A
Enclave Parkway	Dec-03	Jun-07	$725,000	$743,000	N/A	N/A	$1,468,000	$779,000	$302,000	$1,081,000	$387,000	(13)	N/A

G REIT, Inc.
600 B Street (Comerica)(9)	Jun-04	Jul-06	$91,730,000	$—	N/A	N/A	$91,730,000	$56,057,000	$11,638,000	$67,695,000	$24,035,000	(13)	N/A
Hawthorne Plaza	Apr-04	Sep-06	$68,261,000	$51,719,000	N/A	N/A	$119,980,000	$62,750,000	$27,274,000	$90,024,000	$29,956,000	(13)	N/A
AmberOaks Corporate Center	Jan-04	Sep-06	$27,584,000	$18,050,000	N/A	N/A	$45,634,000	$14,250,000	$20,455,000	$34,705,000	$10,929,000	(13)	N/A
Brunswig Square	Apr-04	Oct-06	$9,639,000	$15,543,000	N/A	N/A	$25,182,000	$15,830,000	$7,327,000	$23,157,000	$2,025,000	(13)	N/A
Centerpoint Corporate Park	Dec-03	Oct-06	$33,707,000	$40,000,000	N/A	N/A	$73,707,000	$25,029,000	$28,139,000	$53,168,000	$20,539,000	(13)	N/A
5508 Highway 290 West	Sep-02	Nov-06	$(862,000)	$9,588,000	N/A	N/A	$8,726,000	$6,700,000	$2,026,000	$8,726,000	$—	(13)	N/A
Department of Children and Families Campus	Apr-03	Nov-06	$2,898,000	$8,881,000	N/A	N/A	$11,779,000	$7,605,000	$3,004,000	$10,609,000	$1,170,000	(13)	N/A
Public Ledger Building	Feb-04	Nov-06	$13,933,000	$24,520,000	N/A	N/A	$38,453,000	$25,000,000	$12,171,000	$37,171,000	$1,282,000	(13)	N/A
Atrium Building	Jan-03	Dec-06	$(219,000)	$3,448,000	N/A	N/A	$3,229,000	$2,200,000	$2,171,000	$4,371,000	$(1,142,000	)(13)	N/A
Gemini Plaza	May-03	Dec-06	$5,633,000	$10,089,000	N/A	N/A	$15,722,000	$9,815,000	$3,178,000	$12,993,000	$2,729,000	(13)	N/A
Two Corporate Plaza	Nov-02	Jan-07	$7,127,000	$9,633,000	N/A	N/A	$16,760,000	$10,160,000	$3,051,000	$13,211,000	$3,549,000	(13)	N/A
One World Trade Center	Dec-03	Mar-07	$54,165,000	$90,000,000	N/A	N/A	$144,165,000	$77,000,000	$33,144,000	$110,144,000	$34,021,000	(13)	N/A
One Financial Plaza	Aug-04	Mar-07	$11,487,000	$23,870,000	N/A	N/A	$35,357,000	$23,870,000	$8,657,000	$32,527,000	$2,830,000	(13)	N/A
824 Market Street	Oct-03	Jun-07	$16,636,000	$18,230,000	N/A	N/A	$34,866,000	$—	$35,813,000	$35,813,000	$(947,000	)(13)	N/A
North Belt Corporate Center	Apr-04	Jun-07	$6,952,000	$9,731,000	N/A	N/A	$16,683,000	$—	$14,208,000	$14,208,000	$2,475,000	(13)	N/A
Opus Plaza at Ken Caryl	Sep-05	Jul-07	$3,207,000	$6,700,000	N/A	N/A	$9,907,000	$6,700,000	$3,612,000	$10,312,000	$(405,000	)(13)	N/A
Madrona Buildings	Mar-04	Aug-07	$15,034,000	$32,901,000	N/A	N/A	$47,935,000	$28,458,000	$16,907,000	$45,365,000	$2,570,000	(13)	N/A
Eaton Freeway Industrial Park	Oct-05	Sep-07	$2,326,000	$5,000,000	N/A	N/A	$7,326,000	$5,000,000	$2,885,000	$7,885,000	$(559,000	)(13)	N/A
North Pointe Corporate Center(10)	Aug-03	Sep-07	$23,007,000	$—	N/A	N/A	$23,007,000	$15,600,000	$8,213,000	$23,813,000	$(806,000	)(13)	N/A
Bay View Plaza	Jul-03	Nov-07	$3,828,000	$5,577,000	N/A	N/A	$9,405,000	$—	$11,602,000	$11,602,000	$(2,197,000	)(13)	N/A
Pax River Office Park	Aug-04	Mar-08	$13,984,000	$—	N/A	N/A	$13,984,000	$—	$13,934,000	$13,934,000	$50,000	(13)	N/A

NNN 2003 Value Fund, LLC
Oakey Building(11)	Apr-04	Jan-06	$7,052,000	$6,639,000	N/A	N/A	$13,691,000	$3,016,000	$5,132,000	$8,148,000	$5,543,000		N/A
3500 Maple(12)	Dec-05	Oct-06	$21,726,000	$46,530,000	N/A	N/A	$68,256,000	$57,737,000	$9,346,000	$67,083,000	$1,173,000		N/A
Interwood	Jan-05	Mar-07	$4,900,000	$5,500,000	N/A	N/A	$10,400,000	$5,500,000	$2,223,000	$7,723,000	$2,677,000		N/A
Daniels Road land parcel	Oct-05	Mar-07	$1,193,000	$—	N/A	N/A	$1,193,000	$—	$736,000	$736,000	$457,000		N/A
Woodside Corporate Park	Sep-05	Dec-07	$11,257,000	$16,754,000	N/A	N/A	$28,011,000	$15,915,000	$5,528,000	$21,443,000	$6,568,000		N/A

(1)	No sales were to affiliated parties.

(2)	Net cash received plus assumption of certain liabilities by buyer.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
December 31, 2008

(3)	The amounts shown are the face amounts and do not represent discounted current value.

(4)	Does not include pro-rata share of original offering costs. Amount shown is net of depreciation for consolidated properties and net of previous distributions received for unconsolidated properties.

(5)	Represents results only for T REIT’s 40.0% tenant in common interest.

(6)	Represents results only for T REIT’s 9.8% interest.

(7)	Represents results only for T REIT’s 75.0% tenant in common interest.

(8)	Represents results only for T REIT’s 48.5% tenant in common interest.

(9)	The mortgage associated with 600 B Street (Comerica) was paid off in connection with a prior property sale.

(10)	The debt associated with North Pointe Corporate Center was paid off in connection with a prior property sale.

(11)	Represents results only for NNN 2003 Value Fund, LLC’s 75.4% interest.

(12)	Date of sale represents the date of sale of NNN 2003 Value Fund, LLC’s last remaining interest in the property. Represents results only for NNN 2003 Value Fund, LLC’s 99.0% interest.

(13)	Represents the book value gain (loss). Under liquidation accounting, adopted as of June 30, 2005 for T REIT, Inc. and December 31, 2005 for G REIT, Inc., an investment is carried at its estimated fair value less costs to sell.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)
PUBLIC PROGRAMS
December 31, 2008

(14)	The allocation of the taxable gain between ordinary and capital is as follows:

		Ordinary
	Capital Gain/(Loss)	Income/(Loss)	Total

T REIT, Inc.
Reno Trademark Building	$1,425,000	$—	$1,425,000
Oakey Building	$365,000	$—	$365,000
University Heights	$1,470,000	$—	$1,470,000
AmberOaks Corporate Center	$9,974,000	$—	$9,974,000
Titan Building & Plaza	$3,314,000	$—	$3,314,000
Enclave Parkway	$369,000	$—	$369,000

G REIT, Inc.
600 B Street (Comerica)	$24,919,000	$—	$24,919,000
Hawthorne Plaza	$26,026,000	$—	$26,026,000
AmberOaks Corporate Center	$10,259,000	$—	$10,259,000
Brunswig Square	$1,641,000	$—	$1,641,000
Centerpoint Corporate Park	$20,997,000	$—	$20,997,000
5508 Highway West 290	$1,446,000	$—	$1,446,000
Department of Children and Families Campus	$818,000	$—	$818,000
Public Ledger Building	$4,465,000	$—	$4,465,000
Atrium Building	$665,000	$—	$665,000
Gemini Plaza	$2,125,000	$—	$2,125,000
Two Corporate Plaza	$5,651,000	$—	$5,651,000
One World Trade Center	$36,854,000	$—	$36,854,000
One Financial Plaza	$6,970,000	$—	$6,970,000
824 Market Street	$2,795,000	$—	$2,795,000
North Belt Corporate Center	$2,797,000	$—	$2,797,000
Opus Plaza at Ken Caryl	$6,000	$—	$6,000
Madrona Buildings	$7,307,000	$—	$7,307,000
Eaton Freeway Industrial Park	$(210,000)	$—	$(210,000)
North Pointe Corporate Center	$952,000	$—	$952,000
Bay View Plaza	$(1,345,000)	$—	$(1,345,000)
Pax River Office Park	$397,000	$—	$397,000

NNN 2003 Value Fund, LLC
Oakey Building	$2,816,000	$—	$2,816,000
3500 Maple	$—	$1,440,000	$1,440,000
Interwood	$1,952,000	$—	$1,952,000
Daniels Road land parcel	$459,000	$—	$459,000
Woodside Corporate Park	$3,824,000	$—	$3,824,000

TABLE I
EXPERIENCE IN RAISING AND INVESTING IN FUNDS (UNAUDITED)
CONSOLIDATED PRIVATE PROGRAMS
DECEMBER 31, 2008

Table I presents the experience of the Grubb & Ellis Group in raising and investing funds in prior programs where the offering closed in the three years prior to December 31, 2008. As of December 31, 2008, there were 92 private programs which closed in the preceding three years. Our advisor is the advisor and sponsor to four public programs which have invested as LLC members or TICs in certain private programs. As of December, 31 2008, there were no affiliated investments by public programs in a private program where the offering closed in the preceding three years. Table I further reflects the impact of the aggregate affiliated ownership on offering proceeds by excluding the affiliated program ownerships.

There is one notes program, NNN Collateralized Senior Notes Program, LLC, for which the offering closed in the preceding three years. This program is not aggregated as the investment objective differs from the other private programs. An investor in the notes program is making an investment in note units, which is a loan to the company, not an equity investment. The company is owned by Grubb & Ellis Realty Investors which intends to use the net proceeds to support its efforts in sponsoring real estate investments by making unsecured loans to affiliated real estate programs. Grubb & Ellis Realty Investors, as the sole member and manager of the company, has guaranteed the payment of all principal and interest on the note units.

In addition, eleven prior programs remained open as of December 31, 2008. As of December 31, 2008, the Dollar Amount Raised for open programs was $132,946,000, representing 77.2% of the aggregate Dollar Amount Offered totaling $172,295,000.

TABLE I
EXPERIENCE IN RAISING AND INVESTING IN FUNDS (UNAUDITED) — (Continued)
CONSOLIDATED PRIVATE PROGRAMS
DECEMBER 31, 2008

	NNN	NNN	3	87	92
	Opportunity	Collateralized	Institutional	TIC	Total Private
	Fund VIII, LLC	Senior Notes, LLC	Programs	Programs	Programs

Dollar Amount Offered	$20,000,000	$50,000,000	$193,290,000	$1,145,122,000	$1,408,412,000

Dollar Amount Raised	$11,806,000	$16,277,000	$193,290,000	$1,144,765,000	$1,366,138,000

Percentage Amount Raised	59.0%	32.6%	100%	100%	97.0%

Less Offering Expenses:
Selling Commissions	7.0%	5.8%	0.2%	6.9%	5.9%
Marketing Support & Due Diligence Reimbursement	3.5%	1.5%	0.2%	3.3%	2.8%
Organization & Offering Expenses(1)	2.5%	1.0%	0.1%	2.5%	2.1%
Reserves	8.0%	—%	1.2%	4.7%	4.2%

Percent Available for Investment	79.0%	91.7%	98.3%	82.6%	85.0%
Acquisition Cost:
Cash Down Payment	76.5%	91.7%	98.1%	77.8%	80.8%
Loan Fees(2)	2.5%	—%	0.2%	4.8%	4.2%
Acquisition Fees Paid to Affiliates	—	—%	—%	—%	—%

Total Acquisition Cost	79.0%	91.7%	98.3%	82.6%	85.0%

Percent Leveraged	92.1%	n/a	12.0%	73.0%	69.3%
Date Offering Began	December 13, 2004	August 1, 2006	January 29, 2008	May 22, 2005 to February 28, 2008
Date Offering Ended	June 16, 2006	March 26, 2007	June 25, 2008	January 3, 2006 to August 25, 2008
Length of Offering (months)	18 months	8 months	1 day	1 to 18 months
Months to Invest 90% of Amount Available for Investment (Measured from Beginning of Offering)	n/a	n/a	n/a	1 to 12 months
Number of Investors
Note Unit Holders	—	222	—	—	222
LLC Members	336	—	3	1,756	2,095
Tenants In Common (TICs)	—	—	—	2,395	2,395

Total	336	222	3	4,151	4,712

(1)	Includes legal, accounting, printing and other offering expenses, including amounts for the reimbursement for marketing, salaries and direct expenses of employees engaged in marketing and other organization expenses.

(2)	Includes amounts paid to the Grubb & Ellis Group, its affiliates and third parties.

TABLE II
COMPENSATION TO SPONSOR (UNAUDITED)
PRIVATE PROGRAMS
December 31, 2008

Table II presents the types of compensation paid to the Grubb & Ellis Group in connection with prior programs during the three years prior to December 31, 2008. As of December 31, 2008, there were 213 private programs which paid compensation to the Grubb & Ellis Group during the preceding three years. 91 private program offerings closed in the past three years. At December 31, 2008, there were 14 affiliated investments by public programs in private programs, three of which closed in the three years prior to December 31, 2008. For programs with affiliated ownerships, the pro rata share of payments relating to affiliated ownerships are aggregated and disclosed in Table II. Table II further discloses the impact of the pro rata share of aggregate affiliated ownership payments on total payments to sponsor by excluding amounts relating to public program (affiliated) ownership in private programs. 122 Other Programs made payments to the Grubb & Ellis Group in the three years prior to December 31, 2008, 111 of the Other Programs closed prior to December 31, 2005 and 11 of the Other Programs remained open as of December 31, 2008.

					Total Private
					Programs
	91	122	213	Less	Excluding
	Private	Other	Private	14 Affiliated	Affiliated
	Programs	Programs	Programs	Programs	Ownership

	June 24, 2005 to	July 1, 1998 to
Date Offering Commenced	June 25, 2008	September 27, 2008
Dollar Amount Raised	$1,349,861,000	$1,202,225,000	$2,552,086,000	$61,635,000	$2,490,451,000

Amounts Paid to Sponsor from Proceeds of Offering:
Selling Commissions to Selling Group Members	$63,145,000	$8,449,000	$71,594,000	$—	$71,594,000
Marketing Support & Due Diligence Reimbursement	33,217,000	4,457,000	37,674,000	—	37,674,000
Organization & Offering Expenses	20,148,000	1,914,000	22,062,000	—	22,062,000
Loan Fees	11,532,000	234,000	11,766,000	—	11,766,000
Acquisition Fees	—	—	—	—	—
Prepaid Management Fees(1)	1,637,000	202,000	1,839,000	—	1,839,000

Totals	$129,679,000	$15,256,000	$144,935,000	$—	$144,935,000

Amounts Paid to Sponsor at Acquisition for Real Estate Acquisition Fees	$70,639,000	$4,551,000	$75,190,000	$—	$75,190,000

Dollar Amount of Cash Generated from Operations Before Deducting Payments to Sponsor	$189,997,000	$223,052,000	$413,049,000	$8,160,000	$404,889,000

Amounts Paid to Sponsor from Operations — Year 2006:
Property Management Fees(2)	$4,208,000	$13,980,000	$18,188,000	$697,000	$17,491,000
Asset Management Fees	—	—	—	—	—
Leasing Commissions(2)	2,368,000	8,447,000	10,815,000	269,000	10,546,000

Totals	$6,576,000	$22,427,000	$29,003,000	$966,000	$28,037,000

Amounts Paid to Sponsor from Operations — Year 2007:
Property Management Fees(2)	$10,070,000	$9,113,000	$19,183,000	$236,000	$18,947,000
Asset Management Fees	64,000	—	64,000	—	64,000
Leasing Commissions(2)	3,928,000	5,719,000	9,647,000	67,000	9,580,000

Totals	$14,062,000	$14,832,000	$28,894,000	$303,000	$28,591,000

Amounts Paid to Sponsor from Operations — Year 2008:
Property Management Fees(2)	$10,205,000	$7,844,000	$18,049,000	$5,000	$18,044,000
Asset Management Fees	126,000	—	126,000	—	126,000
Leasing Commissions(2)	5,617,000	10,101,000	15,718,000	184,000	15,534,000

Totals	$15,948,000	$17,495,000	$33,893,000	$189,000	$33,704,000

Amounts Paid to Sponsor from property sales and refinancings:
Real Estate Commissions	$9,427,000	$25,268,000	$34,695,000	$1,289,000	$33,406,000
Incentive Fees	22,000	3,039,000	3,061,000	501,000	2,560,000
Construction Management Fees(2)	410,000	1,495,000	1,905,000	197,000	1,708,000
Refinancing Fees(2)	361,000	447,000	808,000	—	808,000

Totals	$10,220,000	$30,249,000	$40,469,000	$1,987,000	$38,482,000

(1)	Prepaid Management Fees are amounts paid to the sponsor as proceeds are raised from the offerings and represent up to the first two years of budgeted property management fees.

(2)	Includes amounts paid to the sponsor which were then subsequently paid to third parties.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
TENANT IN COMMON (TIC) PROGRAMS

Table III presents certain operating results for programs which have closed their offerings during the five years ended December 31, 2008. The programs presented are aggregated, having similar investment objectives providing TIC interests, a form of ownership which complies with Section 1031 of the Internal Revenue Code, to investors involved in a tax deferred exchange.

	2008	2007	2006	2005	2004
	132	136	104	69	29
	TIC Programs	TIC Programs	TIC Programs	TIC Programs	TIC Programs

Gross Revenues	$454,839,000	$438,548,000	$316,191,000	$170,427,000	$64,141,000
Profit on Sale of Properties	17,337,000	42,985,000	24,963,000	23,957,000	—
Less: Operating Expenses	152,781,000	163,711,000	111,808,000	58,895,000	17,909,000
Owners Expenses	35,056,000	14,792,000	8,083,000	2,487,000	493,000
Interest Expense	171,950,000	161,609,000	117,575,000	54,394,000	14,353,000
Depreciation & Amortization(1)

Net Income(1)	$112,389,000	$141,421,000	$103,688,000	$78,608,000	$31,386,000

Taxable Income (Loss)(1):
Cash Generated From:
Operations	$95,052,000	$105,617,000	$79,221,000	$55,263,000	$31,386,000
Sales	70,973,000	142,430,000	70,766,000	87,035,000	—
Refinancing	—	4,025,000	2,929,000	2,108,000	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	166,025,000	252,072,000	152,916,000	144,406,000	31,386,000
Additional Cash Adjustments	—	—	—	—	—
Less: Monthly Mortgage Principal Repayments	5,288,000	5,489,000	4,481,000	4,989,000	2,515,000

Cash Generated From Operations, Sales & Refinancing	160,737,000	246,583,000	148,435,000	139,417,000	28,871,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	76,224,000	87,245,000	63,627,000	38,167,000	14,367,000
Sales & Refinancing	69,315,000	144,023,000	72,029,000	84,795,000	—
Other (return of capital)(2)	20,643,000	7,040,000	3,833,000	325,000	—

Cash Generated (Deficiency) after Cash Distributions	(5,445,000)	8,275,000	8,946,000	16,130,000	14,504,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(5,445,000)	$8,275,000	$8,946,000	$16,130,000	$14,504,000

Tax and Distribution Data Per $1,000 Invested(3)
Federal Income Tax Results(1):
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$—	$—	$—	$—	$—
— Return of Capital	12.62	4.18	2.94	0.37	—
Sources (on Cash basis):
— Sales and Refinancing	42.39	85.44	55.19	96.74	—
— Operations	$46.61	$51.76	$48.75	$43.54	$37.40

(1)	For the TIC programs, individual investors are involved in a tax deferred exchange. Each TIC has an individual tax basis for depreciation and amortization and is responsible for their own calculations of depreciation and amortization.

(2)	Amounts may be the result of several reasons, including but not limited to the following: utilization of equity funded reserves for designated repairs in apartment programs; utilization of equity funded reserves for payment of mezzanine interest; acceleration of payments for interest expense and property taxes for income tax purposes; unbilled common area maintenance, or CAM, and rents at the year end; unanticipated expenses due to hurricane damage at two properties.

(3)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
AFFILIATED OWNERSHIP IN TENANT IN COMMON (TIC) PROGRAMS

Table III presents operating results for programs which have closed their offerings during the five years ended December 31, 2008. The programs presented are aggregated, having similar investment objectives providing TIC interests, a form of ownership which complies with Section 1031 of the Internal Revenue Code, to investors involved in a tax deferred exchange. In some instances, other programs affiliated with Grubb & Ellis Realty Investors have invested in TIC programs either as a TIC or as a member of the LLC. This table presents, in aggregate, the results of affiliated programs investing in a TIC program.

	2008	2007	2006	2005	2004
	1 Affiliated	2 Affiliated	8 Affiliated	8 Affiliated	8 Affiliated
	Program	Programs	Programs	Programs	Programs

Gross Revenues	$603,000	$748,000	$2,303,000	$6,850,000	$7,649,000
Profit on Sale of Properties	—	271,000	7,151,000	2,595,000	—
Less: Operating Expenses	349,000	399,000	1,264,000	3,245,000	1,910,000
Owners Expenses	27,000	17,000	102,000	92,000	23,000
Interest Expense	190,000	224,000	854,000	1,604,000	1,334,000
Depreciation & Amortization(1)

Net Income(1)	$37,000	$379,000	$7,234,000	$4,504,000	$4,382,000

Taxable Income (Loss)(1):
Cash Generated From:
Operations	$37,000	$144,000	$506,000	$1,936,000	$4,382,000
Sales	—	724,000	20,676,000	10,028,000	—
Refinancing	—	—	—	(10,000)	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	37,000	868,000	21,182,000	11,954,000	4,382,000
Additional Cash Adjustments	—	—	—	—	—
Less: Monthly Mortgage Principal Repayments	62,000	62,000	86,000	61,000	37,000

Cash Generated From Operations, Sales & Refinancing	(25,000)	806,000	21,096,000	11,893,000	4,345,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	—	155,000	510,000	1,732,000	1,523,000
Sales & Refinancing	—	723,000	21,727,000	9,826,000	—
Other (return of capital)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions	(25,000)	(72,000)	(1,141,000)	335,000	2,822,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(25,000)	$(72,000)	$(1,141,000)	$335,000	$2,822,000

Tax and Distribution Data Per $1,000 Invested(2)
Federal Income Tax Results(1):
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$—	$—	$—	$—	$—
— Return of Capital	—	—	—	—	—
Sources (on Cash basis):
— Sales and Refinancings	—	224.01	776.17	351.02	—
— Operations	$—	$47.96	$18.22	$61.87	$54.41

(1)	For the TIC programs, individual investors are involved in a tax deferred exchange. Each TIC has an individual tax basis for depreciation and amortization and is responsible for their own calculations of depreciation and amortization.

(2)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
TENANT IN COMMON (TIC) PROGRAMS EXCLUDING AFFILIATED OWNERSHIP

Table III presents operating results for programs which have closed their offerings during the five years ended December 31, 2008. The programs presented are aggregated, having similar investment objectives providing TIC interests, a form of ownership which complies with Section 1031 of the Internal Revenue Code, to investors involved in a tax deferred exchange. In select cases, other programs affiliated with Grubb & Ellis Realty Investors have invested in TIC programs either as a TIC or as a member of the LLC. This table presents, in aggregate, the results of TIC programs without affiliated ownership results.

	2008	2007	2006	2005	2004
	132	136	104	69	29
	TIC Programs	TIC Programs	TIC Programs	TIC Programs	TIC Programs

Gross Revenues	$454,236,000	$437,800,000	$313,888,000	$163,577,000	$56,492,000
Profit on Sale of Properties	17,337,000	42,714,000	17,812,000	21,362,000	—
Less: Operating Expenses	152,432,000	163,312,000	110,544,000	55,650,000	15,999,000
Owners Expenses	35,029,000	14,775,000	7,981,000	2,395,000	470,000
Interest Expense	171,760,000	161,385,000	116,721,000	52,790,000	13,019,000
Depreciation & Amortization(1)

Net Income(1)	$112,352,000	$141,042,000	$96,454,000	$74,104,000	$27,004,000

Taxable Income (Loss)(1):
Cash Generated From:
Operations	$95,015,000	$105,473,000	$78,715,000	$53,327,000	$27,004,000
Sales	70,973,000	141,706,000	50,090,000	77,007,000	—
Refinancing	—	4,025,000	2,929,000	2,118,000	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	165,988,000	251,204,000	131,734,000	132,452,000	27,004,000
Additional Cash Adjustments	—	—	—	—	—
Less: Monthly Mortgage Principal Repayments	5,226,000	5,427,000	4,395,000	4,928,000	2,478,000

Cash Generated From Operations, Sales & Refinancing	160,762,000	245,777,000	127,339,000	127,524,000	24,526,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	76,224,000	87,090,000	63,117,000	36,435,000	12,844,000
Sales & Refinancing	69,315,000	143,300,000	50,302,000	74,969,000	—
Other (return of capital)(2)	20,643,000	7,040,000	3,833,000	325,000	—

Cash Generated (Deficiency) after Cash Distributions	(5,420,000)	8,347,000	10,087,000	15,795,000	11,682,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(5,420,000)	$8,347,000	$10,087,000	$15,795,000	$11,682,000

Tax and Distribution Data Per $1,000 Invested(3)
Federal Income Tax Results(1):
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$—	$—	$—	$—	$—
— Return of Capital	12.64	4.18	3.00	0.38	—
Sources (on Cash basis):
— Sales and Refinancings	42.46	85.17	39.39	88.35	—
— Operations	$46.69	$51.76	$49.42	$42.94	$36.06

(1)	For the TIC programs, individual investors are involved in a tax deferred exchange. Each TIC has an individual tax basis for depreciation and amortization and is responsible for their own calculations of depreciation and amortization.

(2)	Amounts may be the result of several reasons, including but not limited to the following: utilization of equity funded reserves for designated repairs in apartment programs; utilization of equity funded reserves for payment of mezzanine interest; acceleration of payments for interest expense and property taxes for income tax purposes; unbilled CAM and rents at the year end; unanticipated expenses due to hurricane damage at two properties.

(3)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
MULTIPLE PROPERTY INVESTMENT FUNDS

Table III presents certain operating results for a program which has closed its offering during the five years ended December 31, 2008. The multiple property investment fund offers LLC units of interest to investors. The program was formed for the purpose of acquiring a number of unspecified properties selected by its manager, Grubb & Ellis Realty Investors.

	NNN Opportunity	NNN Opportunity	NNN Opportunity	NNN Opportunity
	Fund VIII, LLC	Fund VIII, LLC	Fund VIII, LLC	Fund VIII, LLC
	2008	2007	2006	2005

Gross Revenues	$5,809,000	$5,229,000	$2,514,000	$5,000
Profit on Sale of Properties	—	—	848,000	—
Less: Operating Expenses	3,462,000	2,482,000	880,000	—
Owners Expenses	25,000	133,000	77,000	1,000
Interest Expense	2,715,000	3,338,000	1,577,000	—
Depreciation & Amortization	1,820,000	1,318,000	606,000	—

Net Income — Tax Basis	$(2,213,000)	$(2,042,000)	$222,000	$4,000

Taxable Income (Loss) From:
Operations	$(2,213,000)	$(2,042,000)	$(626,000)	$4,000
Gain on Sale	—	—	848,000	—
Cash Generated From:
Operations	(393,000)	(724,000)	(20,000)	4,000
Sales	—	—	1,614,000	—
Refinancing	—	—	—	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	(393,000)	(724,000)	1,594,000	4,000
Additional Cash Adjustments	—	—	—	—
Less: Monthly Mortgage Principal Repayments	—	—	—	—

Cash Generated From Operations, Sales & Refinancing	(393,000)	(724,000)	1,594,000	4,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	—	—	—	—
Sales & Refinancing	—	525,000	346,000	—
Other (return of capital)(1)	246,000	65,000	—	—

Cash Generated (Deficiency) after Cash Distributions	(639,000)	(1,314,000)	1,248,000	4,000
Less: Special Items (not including Sales & Refinancing)	—	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(639,000)	$(1,314,000)	$1,248,000	$4,000

Tax and Distribution Data Per $1,000 Invested(2)
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$(187.45)	$(172.96)	$(53.02)	$0.34
— from recapture	—	—	—	—
Capital Gain (Loss)	—	—	71.83	—
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	—	—	—	—
— Return of Capital	20.84	5.51	—	—
Sources (on Cash basis):
— Sales	—	44.47	29.31	—
— Refinancing	—	—	—	—
— Operations	$—	$—	$—	$—

(1)	Amounts may be the result of several reasons, including but not limited to the following: utilization of equity funded reserves for designated repairs in apartment programs; utilization of equity funded reserves for payment of mezzanine interest; acceleration of payments for interest expense and property taxes for income tax purposes; unbilled CAM and rents at the year end; unanticipated expenses due to hurricane damage at two properties.

(2)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
NOTES PROGRAMS

Table III presents certain operating results for a program which has closed its offering during the five years ended December 31, 2008. The notes program presented offers units of interest in the company’s collateralized notes offering. The program was formed for the purpose of making loans to affiliates of Grubb & Ellis Realty Investors. Investors are making loans to the program. Grubb & Ellis Realty Investors, as the sole member of the company, has guarantied the note unit holders’ payment of all principal and interest on the note units. The results presented in this table are those of the company, not the note unit holders.

	NNN Collateralized	NNN Collateralized	NNN Collateralized
	Senior Notes, LLC	Senior Notes, LLC	Senior Notes, LLC
	2008	2007	2006

Gross Revenues	$1,144,000 (1)	$676,000 (1)	$15,000 (1)
Profit on Sale of Properties	—	—
Less: Operating Expenses	—	—	—
Owners Expenses	4,000	2,000	—
Interest Expense	1,424,000 (2)	1,404,000 (2)	100,000 (2)
Depreciation & Amortization	290,000	288,000	31,000

Net Income — Tax Basis	$(574,000)	$(1,018,000)	$(116,000)

Taxable Income (Loss) From:
Operations	$(574,000)	$(1,018,000)	$(116,000)
Gain on Sale	—	—
Cash Generated From:	—	—
Operations	(284,000)	(730,000)	(85,000)
Sales	—	—	—
Refinancing	—	—	—

Cash Generated From Operations, Sales & Refinancing	(284,000)	(730,000)	(85,000)
Less: Cash Distributions to Investors From:
Operating Cash Flow	—	—	—
Sales & Refinancing	—	—	—
Other (return of capital)	—	—	—

Cash Generated (Deficiency) after Cash Distributions	(284,000)	(730,000)	(85,000)
Less: Special Items (not including Sales & Refinancing)	—	—	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$(284,000)	$(730,000)	$(85,000)

Tax and Distribution Data Per $1,000 Invested(3)
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	$8.75	$8.75	$8.75
— Return of Capital	—	—	—
Sources (on Cash basis):
— Sales and Refinancing	—	—	—
— Operations	$—	$—	$—

(1)	Gross Revenue represents interest income from loans made to other affiliated programs of Grubb & Ellis Realty Investors.

(2)	Cash distributions to the note unit holders are included in Interest Expense above.

(3)	Based on the total offering raised at the close of the program.

TABLE III
OPERATING RESULTS OF PRIOR PROGRAMS BY YEAR (UNAUDITED)
PRIVATE PROGRAMS
INSTITUTIONAL PROGRAMS

Table III presents certain operating results for programs which have closed their offerings during the five years ended December 31, 2008.

2008
3
Institutional Programs

Gross Revenues	$13,314,000
Profit on Sale of Properties	—
Less: Operating Expenses	2,706,000
Owners Expenses	227,000
Interest Expense	380,000
Depreciation & Amortization	—

Net Income — Tax Basis	$10,001,000

Taxable Income From:
Operations	$10,001,000
Gain on Sale	—
Cash Generated From:
Operations	10,001,000
Sales	—
Refinancing	—

Cash Generated From Operations, Sales & Refinancing
Before Additional Cash Adjustments	10,001,000
Additional Cash Adjustments
Less: Monthly Mortgage Principal Repayments	—

Cash Generated From Operations, Sales & Refinancing	10,001,000
Less: Cash Distributions to Investors From:
Operating Cash Flow	8,018,000
Sales & Refinancing	—
Other (return of capital)	—

Cash Generated (Deficiency) after Cash Distributions	1,983,000
Less: Special Items (not including Sales & Refinancing)	—

Cash Generated (Deficiency) after Cash Distributions and Special Items	$1,983,000

Tax and Distribution Data Per $1,000 Invested(1)
Federal Income Tax Results:
Ordinary Income (Loss)
— from operations	$51.74
— from recapture	—
Capital Gain (Loss)	—
Cash Distributions to Investors:
Sources (on Tax basis):
— Investment Income	—
— Return of Capital	—
Sources (on Cash basis):
— Sales	—
— Refinancing	—
— Operations	$41.48

(1)	Based on total offering raised at the close of the program.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED)
PRIVATE PROGRAMS
DECEMBER 31, 2008

Table IV presents the results of completed programs for prior programs which have sold properties and completed operations, or completed operations in the case of no property ownership, during the five years prior to December 31, 2008.

		NNN				NNN		NNN
	NNN	Town	NNN	NNN	Yerington	Tech	NNN	County
	Fund	&	Bryant	Saddleback	Shopping	Fund	Alamosa	Center
	VIII,	Country,	Ranch,	Financial,	Center,	III,	Plaza,	Drive,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$8,000,000	$7,200,000	$5,000,000	$3,866,000	$1,625,000	$3,699,000	$6,650,000	$3,094,000
Number of Properties Purchased	3	1	1	1	1	3	1	1
Date of Closing of Offering	7-Mar-00	29-Mar-00	12-Nov-02	29-Oct-02	3-Aug-99	20-Jun-00	25-Oct-02	6-Feb-02
Date of First Sale of Property	26-Mar-02	25-Jun-04	2-Nov-04	27-Dec-04	17-Jan-05	3-Jul-01	24-Mar-05	14-Apr-05
Date of Final Sale of Property	6-Jan-04	25-Jun-04	2-Nov-04	27-Dec-04	17-Jan-05	7-Feb-05	24-Mar-05	14-Apr-05
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$125.22	$71.23	$—	$11.83	$54.24	$—	$13.82	$—
Sources (on Cash basis)
— Sales	$1,305.19	$1,221.31	$1,206.17	$1,384.96	$1,132.76	$1,293.88	$1,266.59	$1,206.37
— Refinancing	$—	$68.33	$—	$—	$—	$—	$—	$—
— Operations	$129.11	$268.98	$184.74	$181.08	$496.14	$446.45	$210.94	$247.48

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

	Truckee		(2)
	River		NNN	NNN	NNN		NNN
	Office	NNN	Rocky Mountain	Jefferson	City Center	NNN	LV 1900
	Tower,	North Reno,	Exchange,	Square,	West A,	801 K Street,	Aerojet Way,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$5,550,000	$2,750,000	$2,670,000	$9,200,000	$1,238,000	$29,600,000	$2,000,000
Number of Properties Purchased	1	1	1	2	1	1	1
Date of Closing of Offering	15-Jul-99	19-Jun-02	15-Feb-01	26-Aug-03	15-Mar-02	31-Mar-04	31-Aug-01
Date of First Sale of Property	15-Apr-05	19-May-05	31-May-05	22-Jul-05	28-Jul-05	26-Aug-05	27-Sep-05
Date of Final Sale of Property	15-Apr-05	19-May-05	31-May-05	22-Jul-05	28-Jul-05	26-Aug-05	27-Sep-05
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$—	$—	$24.79	$—	$13.68	$—	$—
Sources (on Cash basis)
— Sales	$953.00	$1,758.24	$829.87	$1,308.76	$1,300.67	$1,124.72	$1,123.45
— Refinancing	$—	$—	$—	$—	$—	$—	$—
— Operations	$619.55	$323.12	$187.30	$189.41	$262.83	$113.57	$319.50

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

(2)	The investors received a note from Buyer as distributed proceeds from the sale.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

		NNN	NNN	NNN	NNN	NNN		NNN	NNN
	NNN	Springtown	Emerald	Kahana	Exchange	Park	NNN	1851 E 1st	Reno
	Timberhills,	Mall,	Plaza,	Gateway,	Fund III,	Sahara,	PCP 1,	Street,	Trademark,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$3,695,000	$2,550,000	$42,800,000	$8,140,000	$6,300,000	$4,953,000	$5,800,000	$20,500,000	$3,850,000
Number of Properties Purchased	1	1	1	3	1	5	6	1	1
Date of Closing of Offering	27-Nov-01	21-Mar-03	20-Jan-05	6-Mar-03	31-May-00	17-Mar-03	25-Jun-02	29-Jul-03	29-Sep-01
Date of First Sale of Property	19-Oct-05	2-Nov-05	10-Nov-05	15-Nov-05	9-Dec-05	20-Dec-05	10-Oct-02	9-Jan-06	23-Jan-06
Date of Final Sale of Property	19-Oct-05	2-Nov-05	10-Nov-05	15-Nov-05	9-Dec-05	20-Dec-05	28-Dec-05	9-Jan-06	23-Jan-06
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$—	$—	$—	$—	$14.36	$35.18	$—	$—	$—
Sources (on Cash basis)
— Sales	$1,387.80	$1,206.35	$1,203.34	$1,638.63	$427.98	$1,102.58	$1,016.63	$1,262.45	$1,256.62
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$36.59	$283.64
— Operations	$305.43	$439.16	$92.28	$252.29	$235.35	$128.07	$283.85	$238.01	$361.45

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

	NNN					NNN
	Oakey	NNN	NNN	NNN	NNN	901	NNN	NNN
	Building	City Center	Amber Oaks	Titan Building	Las Cimas	Corporate	Sacramento	Parkwood
	2003,	West B,	III,	and Plaza,	II and III,	Center,	Corporate,	Complex,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$8,270,000	$8,200,000	$10,070,000	$2,220,000	$32,250,000	$6,292,000	$12,000,000	$7,472,000
Number of Properties Purchased	1	1	1	1	2	1	1	2
Date of Closing of Offering	19-May-04	15-Jun-02	20-Jan-04	28-May-02	9-Dec-04	3-Oct-03	21-May-01	23-Apr-03
Date of First Sale of Property	24-Jan-06	17-Apr-06	15-Jun-06	21-Jul-06	7-Aug-06	22-Aug-06	17-Nov-06	27-May-05
Date of Final Sale of Property	24-Jan-06	17-Apr-06	15-Jun-06	21-Jul-06	7-Aug-06	22-Aug-06	17-Nov-06	27-Dec-06
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$—	$—	$—	$—	$—	$10.89	$—	$—
Sources (on Cash basis)
— Sales	$1,343.87	$1,882.87	$1,622.67	$1,582.58	$1,328.68	$1,190.72	$1,396.11	$1,319.02
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$136.48	$306.07	$190.19	$589.44	$199.70	$172.94	$405.69	$377.68

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

					NNN
		NNN			Arapahoe		NNN	NNN	NNN
	NNN	Wolf Pen	NNN	NNN	Service	NNN	Parkway	Enclave	Fountain
	Twain,	Plaza,	Financial Plaza,	4 Hutton,	Center II,	Buschwood,	Towers,	Parkway,	Square,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$2,925,000	$5,500,000	$3,625,000	$21,250,000	$4,000,000	$3,200,000	$7,343,000	$15,350,000	$19,600,000
Number of Properties Purchased	1	1	1	1	1	1	1	1	1
Date of Closing of Offering	20-May-04	23-Oct-02	30-Aug-04	11-Apr-05	20-Jun-02	25-Mar-03	18-Aug-03	27-May-04	17-Feb-05
Date of First Sale of Property	16-Mar-07	30-Mar-07	30-Mar-07	19-Apr-07	10-May-07	16-May-07	8-Jun-07	14-Jun-07	25-Jun-07
Date of Final Sale of Property	16-Mar-07	30-Mar-07	30-Mar-07	19-Apr-07	10-May-07	16-May-07	8-Jun-07	14-Jun-07	25-Jun-07
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$—	$—
— Return of Capital	$47.72	$2.33	$—	$—	$—	$—	$—	$—	$—
Sources (on Cash basis)
— Sales	$1,265.15	$1,432.80	$961.21	$1,302.83	$1,356.47	$1,266.69	$1,079.97	$1,447.06	$1,125.83
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$273.03	$370.44	$175.53	$128.37	$742.95	$317.62	$367.82	$355.73	$184.45

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

			Western
	NNN	NNN	Real						NNN
	Washington	4241	Estate	NNN		NNN	NNN	NNN	2800
	Square	Bowling	Investment	633 17th	NNN	Brookhollow	Caledon	Meadows	East
	Center,	Green,	Trust,	Street,	Bay View Plaza,	Park,	Wood,	Apartments,	Commerce,
	LLC	LLC	Inc.	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$3,000,000	$2,850,000	$14,051,000	$34,000,000	$330,000	$6,550,000	$8,840,000	$10,525,000	$8,000,000
Number of Properties Purchased	1	1	7	1	1	1	1	1	1
Date of Closing of Offering	21-Nov-01	27-Dec-02	27-Apr-00	30-Mar-06	31-Jul-03	5-Jul-02	9-May-06	23-May-06	13-May-05
Date of First Sale of Property	26-Jul-07	28-Aug-07	14-Apr-00	28-Sep-07	6-Nov-07	20-Dec-07	27-Dec-07	27-Dec-07	7-Feb-08
Date of Final Sale of Property	26-Jul-07	28-Aug-07	11-Sep-07	28-Sep-07	6-Nov-07	20-Dec-07	27-Dec-07	27-Dec-07	7-Feb-08
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—		$—	$—	$—	$—	$—	$—
— Return of Capital	$7.45	$29.65	$—	$—	$13.66	$—	$5.79	$13.55	$—
Sources (on Cash basis)
— Sales	$1,170.16	$1,062.43	$1,110.35	$1,244.42	$274.41	$977.33	$1,141.64	$1,076.55	$1,102.98
— Refinancing	$—	$—	$—	$—		$—	$—	$—	$—
— Operations	$431.79	$357.04	$259.05	$137.14	$117.48	$443.44	$107.64	$91.22	$226.50

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

			NNN	NNN			NNN	NNN
		NNN	Pueblo	Westway	NNN	NNN	Great	2004
	NNN	Reserve at	Shopping	Shopping	Maitland	1410	Oaks	Notes
	Fountainhead,	Maitland,	Center,	Center,	Promenade,	Renner,	Center,	Program,
	LLC	LLC	LLC	LLC	LLC	LLC	LLC	LLC

Dollar Amount Raised	$11,000,000	$10,800,000	$2,500,000	$3,278,000	$15,000,000	$7,300,000	$11,000,000	$5,000,000
Number of Properties Purchased	1	1	1	1	1	1	1	N/A
Date of Closing of Offering	12-May-05	13-Sep-04	12-Feb-01	6-Feb-01	3-Jan-06	8-Dec-03	22-Oct-04	14-Aug-01
Date of First Sale of Property	16-May-08	13-Jun-08	17-Jun-08	18-Jun-08	25-Jun-08	9-Jul-08	18-Jul-08	N/A
Date of Final Sale of Property	16-May-08	13-Jun-08	17-Jun-08	18-Jun-08	25-Jun-08	9-Jul-08	18-Jul-08	N/A
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$—	$—	$—	$—	$—	$—	$—	$66.00
— Return of Capital	$—	$—	$20.36	$—	$—	$—	$—	$—
Sources (on Cash basis)
— Sales	$1,150.53	$1,574.63	$387.43	$372.37	$1,260.37	$667.41	$1,083.98	$—
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$299.36	$374.50	$360.06	$413.75	$193.25	$182.72	$339.69	$—

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE IV
RESULTS OF COMPLETED PROGRAMS (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
DECEMBER 31, 2008

	NNN	NNN
	2005	2006
	Notes	Notes
	Program,	Program,	Program
	LLC	LLC	Totals

Dollar Amount Raised	$2,300,000	$1,045,000	$517,666,000
Number of Properties Purchased	N/A	N/A	81
Date of Closing of Offering	14-Aug-01	22-May-03
Date of First Sale of Property	N/A	N/A
Date of Final Sale of Property	N/A	N/A
Tax and Distribution Data Per $1,000 Invested
Federal Income Tax Results(1)
Cash Distributions to Investors
Sources (on Tax basis)
— Investment Income	$33.00	$30.00
— Return of Capital	$—	$—
Sources (on Cash basis)
— Sales	$—	$—
— Refinancing	$—	$—
— Operations	$—	$—

(1)	There are three notes programs that have completed operations and are closed. The notes programs report interest income to the note unit holders. The remaining programs included in this table are TIC programs with investors generally involved in tax deferred exchanges. Accordingly, each TIC has an individual tax basis for determining amortization and depreciation. Neither type of program requires depreciation or amortization, therefore, there is no presentation of Federal Income Tax Results.

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED)
PRIVATE PROGRAMS
December 31, 2008

Table V presents 36 sales or disposals of properties in prior programs during the three years prior to December 31, 2008

Cost of Properties
Selling Price, Net of Closing Costs & GAAP Adjustments	Including Closing & Soft Costs	Excess
Total	(Deficiency)
Purchase	Acquisition	of Property
Money	Adjustments	Costs, Capital	Operating
Cash Received	Mortgage	Mortgage	Resulting from	Original	Improvements,	Gain (loss) on	Cash Receipts
Date	Date	Net of Closing	Balance at	Taken Back	Application	Mortgage	Closing	sale of	Over Cash
Property(1)	Acquired	of Sale	Costs(2)	Time of Sale	by Program	of GAAP	Total	Financing	& Soft Costs(3)	Total	Investment	Expenditures(4)

1851 E 1st Street, Santa Ana, CA	Jun-03	Jan-06	$24,141,000	$49,000,000	N/A	N/A	$73,141,000	$45,375,000	$18,588,000	$63,963,000	$9,178,000	$(977,000)
Reno Trademark, Reno, NV(5)	Sep-01	Jan-06	$5,743,000	$4,445,000	N/A	N/A	$10,188,000	$2,700,000	$4,920,000	$7,620,000	$2,568,000	$78,000
Oakey Building, Las Vegas, NV(6)	Apr-04	Jan-06	$7,428,000	$10,650,000	N/A	N/A	$18,078,000	$4,000,000	$11,441,000	$15,441,000	$2,637,000	$1,626,000
Kress Entergy Center, Wichita, KS	Jul-98	Jan-06	$769,000	$1,200,000	N/A	N/A	$1,969,000	$925,000	$1,298,000	$2,223,000	$(254,000)	N/A	(11)
City Center West ’B’, Las Vegas, NV	Jan-02	Apr-06	$18,319,000	$14,116,000	N/A	N/A	$32,435,000	$14,650,000	$7,516,000	$22,166,000	$10,269,000	$(3,257,000)
Amber Oaks III, Austin, TX(7)	Jan-04	Jun-06	$16,253,000	$15,000,000	N/A	N/A	$31,253,000	$15,000,000	$9,737,000	$24,737,000	$6,516,000	$1,412,000
Titan Building and Plaza, San Antonio, TX(8)	Apr-02	Jul-06	$6,522,000	$6,900,000	N/A	N/A	$13,422,000	$6,000,000	$4,130,000	$10,130,000	$3,292,000	$1,565,000
Las Cimas II and III, Austin, TX	Sep-04	Aug-06	$44,215,000	$45,218,000	N/A	N/A	$89,433,000	$46,800,000	$27,046,000	$73,846,000	$15,587,000	$(569,000)
901 Corporate Center, Monterey Park, CA	Aug-03	Aug-06	$8,602,000	$10,906,000	N/A	N/A	$19,508,000	$11,310,000	$5,362,000	$16,672,000	$2,836,000	$(918,000)
Sacramento Corporate Center, Sacramento, CA	Mar-01	Nov-06	$22,735,000	$21,213,000	N/A	N/A	$43,948,000	$22,250,000	$14,334,000	$36,584,000	$7,364,000	$(255,000)
Parkwood I and II, Woodlands, TX	Dec-02	Dec-06	$10,198,000	$14,531,000	N/A	N/A	$24,729,000	$13,922,000	$8,535,000	$22,457,000	$2,272,000	$3,218,000
Twain Business Bank of Nevada, Las Vegas, NV	Dec-03	Mar-07	$3,756,000	$3,507,000	N/A	N/A	$7,263,000	$3,750,000	$2,024,000	$5,774,000	$1,489,000	$(268,000)
Wolf Pen Plaza, College Station, TX	Sep-02	Mar-07	$8,184,000	$11,617,000	N/A	N/A	$19,801,000	$12,265,000	$4,612,000	$16,877,000	$2,924,000	$342,000
One Financial Plaza, Saint Louis, MO(9)	Aug-04	Mar-07	$15,031,000	$30,750,000	N/A	N/A	$45,781,000	$30,750,000	$12,934,000	$43,684,000	$2,097,000	$206,000
4 Hutton Centre, Santa Ana, CA	Jan-05	Apr-07	$28,358,000	$31,971,000	N/A	N/A	$60,329,000	$32,250,000	$19,038,000	$51,288,000	$9,041,000	$(178,000)
Arapahoe Service Center II, Englewood, CO	Apr-02	May-07	$6,414,000	$4,574,000	N/A	N/A	$10,988,000	$5,000,000	$3,329,000	$8,329,000	$2,659,000	$(621,000)
Buschwood III, Tampa, FL	Mar-03	May-07	$4,648,000	$4,372,000	N/A	N/A	$9,020,000	$4,600,000	$2,841,000	$7,441,000	$1,579,000	$(167,000)
Parkway Towers, Nashville, TN	May-03	Jun-07	$8,631,000	$8,307,000	N/A	N/A	$16,938,000	$8,700,000	$6,247,000	$14,947,000	$1,991,000	$(161,000)
Enclave Parkway, Houston, TX	Dec-03	Jun-07	$23,287,000	$22,525,000	N/A	N/A	$45,812,000	$23,600,000	$13,879,000	$37,479,000	$8,333,000	$1,070,000

TABLE V
SALES OR DISPOSALS OF PROPERTIES (UNAUDITED) — (Continued)
PRIVATE PROGRAMS
December 31, 2008

Cost of Properties
Selling Price, Net of Closing Costs & GAAP Adjustments	Including Closing & Soft Costs	Excess
Total	(Deficiency)
Purchase	Acquisition	of Property
Money	Adjustments	Costs, Capital	Operating
Cash Received	Mortgage	Mortgage	Resulting from	Original	Improvements,	Gain (loss)	Cash Receipts
Date	Date	Net of Closing	Balance at	Taken Back	Application	Mortgage	Closing	on sale of	Over Cash
Property(1)	Acquired	of Sale	Costs(2)	Time of Sale	by Program	of GAAP	Total	Financing	& Soft Costs(3)	Total	Investment	Expenditures(4)

Fountain Square, Boca Raton, FL	Oct-04	Jun-07	$24,181,000	$35,209,000	N/A	N/A	$59,390,000	$35,476,000	$18,427,000	$53,903,000	$5,487,000	$(914,000)
Washington Square, Stephenville, TX	Nov-01	Jul-07	$4,339,000	$4,618,000	N/A	N/A	$8,957,000	$4,890,000	$2,727,000	$7,617,000	$1,340,000	$(343,000)
4241 Bowling Green, Sacramento, CA	Sep-02	Aug-07	$3,056,000	$2,814,000	N/A	N/A	$5,870,000	$3,092,000	$2,205,000	$5,297,000	$573,000	$77,000
Brookings Mall, Brookings, SD(10)	May-00	Sep-07	$2,603,000	$976,000	N/A	N/A	$3,579,000	$962,000	$3,542,000	$4,504,000	$(925,000)	N/A	(11)
633 17th Street, Denver, CO	Dec-05	Sep-07	$44,645,000	$63,331,000	N/A	N/A	$107,976,000	$67,500,000	$27,231,000	$94,731,000	$13,245,000	$(1,591,000)
Bay View Plaza, Alameda, CA(12)	Jul-03	Nov-07	$3,532,000	$5,710,000	N/A	N/A	$9,242,000	$6,200,000	$6,035,000	$12,235,000	$(2,993,000)	$915,000
Brookhollow Park, San Antonio, TX	Jul-02	Dec-07	$7,069,000	$9,542,000	N/A	N/A	$16,611,000	$10,250,000	$6,275,000	$16,525,000	$86,000	$1,115,000
Caledon Wood Apartments, Greenville, SC	Jan-06	Dec-07	$10,037,000	$17,000,000	N/A	N/A	$27,037,000	$17,000,000	$7,911,000	$24,911,000	$2,126,000	$(106,000)
The Meadows Apartments, Asheville, NC	Mar-06	Dec-07	$11,306,000	$21,300,000	N/A	N/A	$32,606,000	$21,300,000	$8,513,000	$29,813,000	$2,793,000	$(167,000)
2800 E. Commerce Center Place, Tucson, AZ;	Nov-04	Feb-08	$9,695,000	$10,859,000	N/A	N/A	$20,554,000	$11,375,000	$7,495,000	$18,870,000	$1,684,000	$195,000
Fountainhead, San Antonio, TX	Dec-04	May-08	$14,451,000	$18,007,000	N/A	N/A	$32,458,000	$18,900,000	$10,187,000	$29,087,000	$3,371,000	$(410,000)
Reserve at Maitland, Keller, Maitland, FL	Aug-04	Jun-08	$17,070,000	$20,585,000	N/A	N/A	$37,655,000	$21,750,000	$9,639,000	$31,389,000	$6,266,000	$1,764,000
Pueblo Shopping Center, Pueblo, CO	Nov-99	Jun-08	$1,688,000	$4,818,000	N/A	N/A	$6,506,000	$5,306,000	$2,490,000	$7,796,000	$(1,290,000)	$222,000
Westway Shopping Center Wichita, KS	Aug-00	Jun-08	$1,445,000	$6,668,000	N/A	N/A	$8,113,000	$7,125,000	$3,046,000	$10,171,000	$(2,058,000)	$865,000
Maitland Promenade Orlando, FL	Sep-05	Jun-08	$17,915,000	$32,250,000	N/A	N/A	$50,165,000	$32,250,000	$12,911,000	$45,161,000	$5,004,000	$992,000
1410 Renner Road, Richardson, TX	Oct-03	Jul-08	$3,520,000	$7,858,000	N/A	N/A	$11,378,000	$8,740,000	$5,315,000	$14,055,000	$(2,677,000)	$1,875,000
Great Oaks, Alpharetta, GA	Jul-04	Jul-08	$11,842,000	$19,002,000	N/A	N/A	$30,844,000	$20,000,000	$9,832,000	$29,832,000	$1,012,000	$1,650,000

(1)	No sales were to affiliated parties except as noted below.

(2)	Net cash received plus assumption of certain liabilities by buyer.

(3)	Does not include pro-rata share of original offering costs.

(4)	Includes add back of monthly principal reductions during the operating cycle (see Table III) as total cost includes balance of Original Mortgage Financing.

(5)	A Private Program owned 60.0% of the property. TREIT, Inc., an affiliate owned 40.0% of the property. The above reflects property level sale results, or 100% ownership.

(6)	NNN 2003 Value Fund, LLC and TREIT, Inc., affiliates, respectively owned a 75.4% and 9.8% membership interests in NNN Oakey 2003, LLC which owned 100% of the property.

(7)	TREIT, Inc, an affiliate owned a 75.0% tenant in common interest in NNN Amber Oaks, LLC. The private program owned 100% of the property.

(8)	A Private Program owned 51.5% of the property. TREIT, Inc., an affiliate, owned 48.5% of the property. The above reflects property level sale results, or 100% ownership.

(9)	A Private Program owned 22.375% of the property. GREIT, Inc., an affiliate, owned 77.625% of the property. The above reflects property level sale results, or 100% ownership.

(10)	A Private Program owned 68.5% of the property. An unaffiliated TIC owned 31.5% of the property outside of program. The above reflects property level sale results, or 100% ownership.

(11)	Excess cash flow was distributed to Western Real Estate Investment Trust, Inc. for distributions to its shareholders. No excess or deficiency existed at the property level.

(12)	A Private Program owned 2.32% of the property. GREIT, Inc., an affiliate owned 97.68% of the property outside of program. The above reflects the property level sale results, or 100% ownership.

*	Partial sales of the White Lakes Mall, Netpark and Camelot Plaza have occurred; however, a portion of the original acquisitions still remain in the program. No reporting of these sales will occur until the entire original acquisition has been disposed of.